UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 3, 2009

To our shareholders:

We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 3, 2009, at 10:00 a.m. local time. We are holding this meeting:

(1) To elect three directors for a three-year term or until their respective successors have been elected or appointed;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and

(3) To transact any other business that properly comes before the meeting.

The shareholders of record at the close of business on April 6, 2009 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 3, 2009: This Proxy Statement, along with the 2008 Annual Report to Shareholders, are available on the following website: www.edocumentview.com/im.

Receive Proxy Materials Electronically:  With your consent, we will send all future proxy voting materials to you by email. To enroll to receive future proxy materials on-line if you are a registered holder, please go to www.computershare.com/us/ecomms.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President, Secretary and
General Counsel

April 21, 2009
Santa Ana, California

ii

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT

This proxy statement is furnished to you by the Board of Directors of Ingram Micro and contains information related to the annual meeting of our shareholders to be held on Wednesday, June 3, 2009, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board of Directors (the “Board”). The date of this proxy statement is April 21, 2009. It is first being mailed to our shareholders on April 21, 2009.

References in this proxy statement to “we”, “us”, “our”, “the Company” and “Ingram Micro” refer to Ingram Micro Inc.

ABOUT THE MEETING

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect directors, to ratify the selection of our independent registered public accounting firm for the current year, and to conduct the business described in the Notice of Annual Meeting.

Quorum

A quorum is the minimum number of shares required to hold a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 6, 2009 (“Record Date”) may vote at the annual meeting. As of the Record Date, the Company had 161,878,660 issued and outstanding shares of Class A common stock. Each share of Ingram Micro common stock that you own entitles you to one vote.

How to Vote

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•	By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “To vote over the Internet” instructions on the proxy card. The deadline for voting electronically is 1:00 a.m. (Central Time) on June 3, 2009.

•	By Telephone. You may submit your proxy by following the “To vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 1:00 a.m. (Central Time) on June 3, 2009.

•	In Writing. You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares in favor of the director candidates. The deadline for voting by mail is 1:00 a.m. (Central Time) on June 3, 2009 (your proxy card must be received by that time).

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

If you participate in our 401(k) Investment Savings Plan, you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the record date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 29, 2009. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also abstain from voting. However, if you sign your proxy card but do not provide instructions, we will vote your shares in favor of the director candidates.

Proposals You are Asked to Vote on and the Board’s Voting Recommendation

If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” election of all 3 nominees for director (see “Proposal 1 — Election of Directors”).

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal 2 — Ratification of the selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm”).

If any other matter is presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals

Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Approval of the ratification of the selection of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors.

For the proposal ratifying the selection of our independent registered public accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Under current New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Proposals 1 and 2 even if it does not receive voting instructions from you.

Revoking Your Proxy

You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs

The Company will bear the costs of soliciting proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors described below, which is designated as proposal No. 1 on the enclosed proxy card.

Our Board of Directors oversees the management of the Company on your behalf. Our Certificate of Incorporation and Bylaws currently provide for a classified Board of Directors. Each person elected as a Class II director at the annual meeting will serve a three-year term expiring at the 2012 annual meeting of shareholders. Our Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for re-election the three persons currently serving as directors, whose terms are expiring at this annual meeting of shareholders. We did not receive any nominations from any shareholders.

Business background information on each of our director nominees is given below.

Nominees for election as Class II Directors (terms expiring at the 2012 annual meeting)

John R. Ingram	Director since April 1996

Mr. Ingram, age 47, is Chairman of Ingram Industries Inc., CEO of Ingram Content Holdings, Ingram Industries’ operating division of Ingram Book Group related companies, Ingram Digital related companies, and Lightning Source Inc., a print-on-demand and digital distribution company. He was Vice Chairman of Ingram Industries from June 1999 to April 2008. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at the Company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 63, is the owner of Laurance Enterprises LLC, a private advisory services company. He is also the owner of Nightingale Properties LLC, a Hawaiian real estate development company. He retired from Occidental Petroleum Corporation on December 31, 2004 where he had served as President since 1996 and Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance also serves on the Advisory Board of Hancock Park Associates. Dr. Laurance is a director of the Saint John’s Health Center and serves on the Board of Trustees of the Polytechnic School. He also serves on the Board of Trustees of the Children’s Bureau and the Advisory Board of the Golden West Humanitarian

Foundation. Dr. Laurance has been our Chairman of the Board since the Company’s annual meeting of shareholders in June 2007.

Gerhard Schulmeyer	Director since July 1999

Mr. Schulmeyer, age 70, is Managing Partner of Gerhard LLC. From January 2002 to July 2006, Mr. Schulmeyer was Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer served as President and Chief Executive Officer of Siemens Corporation, the holding company for U.S. businesses of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from January 1999 to December 2003. Prior to assuming such positions, he served as President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn, a position he held since 1994. Mr. Schulmeyer serves on the Board of Directors of Korn/Ferry International.

Continuing Class III Directors (terms expiring at the 2010 annual meeting)

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 48, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram is a member of the Board of Directors of Coca-Cola Enterprises Inc.

Michael T. Smith	Director since May 2001

Mr. Smith, age 65, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming such positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Alliant Techsystems, Inc., Teledyne Technologies, Flir Inc. and Wabco Holdings Inc.

Gregory M.E. Spierkel	Director since June 2005

Mr. Spierkel, age 52, has been our Chief Executive Officer since June 2005. He previously served as President from March 2004 to June 2005, as Executive Vice President and President of Ingram Micro Europe from June 1999 to March 2004, and as Senior Vice President and President of Ingram Micro Asia-Pacific from July 1997 to June 1999. Prior to joining Ingram Micro, Mr. Spierkel was Vice President of Global Sales and Marketing at Mitel Inc., a manufacturer of telecommunications and semiconductor products, from March 1996 to June 1997 and was President of North America at Mitel from April 1992 to March 1996. Mr. Spierkel is a member of the Board of Directors of PACCAR Inc.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 73, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. Mr. Wyatt is a Director of El Paso Corporation. He also serves as Chairman of the Universities Research Association.

Continuing Class I Directors (terms expiring at the 2011 annual meeting)

Howard I. Atkins	Director since April 2004

Mr. Atkins, age 58, is Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation.

Leslie S. Heisz	Director since March 2007

Ms. Heisz, age 48, is an experienced investment banking and finance executive, and currently is a managing director of the Los Angeles office of Lazard Freres & Co., where she provides strategic advisory services for clients in a variety of industries. Before joining Lazard in 2003, Ms. Heisz was managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions and leading the Gaming and Leisure Group. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice, and a senior consultant specializing in strategic information systems at Price Waterhouse.

Martha R. Ingram	Director since May 1996

Mrs. Ingram, age 73, is the Chairman Emerita of the Board of Ingram Industries Inc. and served as Chief Executive Officer of Ingram Industries from May 1996 to June 1999 and as its Chairman from June 1995 to April 2008. Ingram Industries is a Nashville, Tennessee company which includes: Ingram Marine Group, consisting of Ingram Barge Company and Ingram Materials Company, Ingram Content Holdings, Ingram Industries’ operating division of Ingram Book Group related companies, Ingram Digital related companies, and Lightning Sources Inc., a print-on-demand and digital distribution company. Mrs. Ingram previously served as our Chairman of the Board from May 1996 to August 1996. She serves as Chairman of the Board of Trust of Vanderbilt University.

Mrs. Ingram is the mother of John R. Ingram and Orrin H. Ingram II. There are no other family relationships among our directors or executive officers.

Linda Fayne Levinson	Director since August 2004

Ms. Levinson, age 67, is an advisor to professionally funded, privately held ventures. Ms. Levinson is presently Non Executive Chair of the Board of Connexus, Inc. (formerly VendareNetBlue), a privately held internet media company. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From 1997 until May 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm investing in early stage technology companies in the financial services, internet media and online retail sectors. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Ms. Levinson also has been an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation, Jacobs Engineering Group Inc., The Western Union Company and DemandTec, Inc.

BOARD OF DIRECTORS

The Board of Directors held 7 meetings during fiscal year 2008. All directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served in 2008. The Board and its committees regularly hold executive sessions of non-management directors without management present. As a matter of policy, directors are encouraged and expected to attend the annual meeting of shareholders. All directors, with the exception of Howard Atkins, attended Ingram Micro’s 2008 annual meeting of shareholders.

Compensation of Board of Directors

Ingram Micro pays directors who are not employed by the Company (“non-management directors”) an annual award which may consist of a combination of cash, stock options or restricted stock/restricted stock units and meeting fees for attending meetings of the Board and Board committees on which they serve.

Annual Award. The mix of cash, stock options and restricted stock/restricted stock units for the annual award must be selected by each non-management director before December 31 of each year prior to the start of the new calendar year or within 30 days of initial appointment or election to the Board, as the case may be. If a Board member does not file an election form with respect to a calendar year by the specified date, the Board member will be deemed to have elected to receive the compensation in the manner elected by the Board member in his or her last valid election, or if there had been no prior election, will be deemed to have elected to receive the eligible compensation in the form of nonqualified stock options. The award is prorated for partial year service. In addition, the mix of cash, stock options and restricted stock/restricted stock units for the annual award is subject to the following assumptions and restrictions:

•	Cash. If cash is selected as a component of compensation, the amount that may be selected by directors other than Committee Chairs and the non-executive Chairman of the Board ranges from $0 to $70,000. Committee Chairs are paid a minimum of $15,000 cash and may elect a maximum amount of $85,000. The Audit Committee Chair is paid a minimum of $20,000 in cash and may elect a maximum of $90,000. The non-executive Chairman of the Board (“NEC”) may select cash compensation ranging from $0 to $170,000. Board members are allowed to defer 100% of their cash compensation in accordance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issue thereunder.

•	Equity-based Compensation. Equity-based compensation must be selected as a component of compensation. The equity-based compensation may consist of stock options, restricted stock/restricted stock units or a combination thereof and must have a value of at least $110,000 ($260,000 for the NEC). The sum of the cash retainer and the value of the equity-based compensation selected may not exceed $180,000 ($195,000 for Committee Chairs, $200,000 for the Audit Committee Chair and $430,000 for the NEC).

•	Stock Options. Options are granted as nonqualified stock options at the time of the annual stock option grant made to our management each year (the “management grant date”). For 2008 awards, the management grant date was January 2, 2008 and number of options granted was based on the dollar value of the amount of stock options selected, divided by the value per share of the Company’s stock options, rounded up to the next whole share. The value per share was determined in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“FAS 123R”). The options have an exercise price equal to the closing price of our common stock on the NYSE on the date of grant, vest one-twelfth per month and have a term of ten years less one day.

•	Restricted Stock/Restricted Stock Units. Restricted stock/restricted stock units are also granted on the management grant date. The number of shares granted are equal to the dollar value of the amount of restricted stock selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. Restrictions on the shares granted in 2008 lapsed on December 31, 2008. Restricted stock units may be deferred in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issue thereunder.

Meeting Fees. Non-management directors also receive a cash fee of $1,500 for attendance at each Board and committee meeting (for those committees on which they serve), whether in person or by telephone during 2008. In December 2008, the Board of Directors approved an amendment to its compensation policy to eliminate payment of meeting fees for 2009 in consideration of the macro-economic environment and in support of the Company’s expense reduction actions.

2008 Compensation of Non-Management Director. The following table lists the 2008 non-management director compensation.

DIRECTOR COMPENSATION
(for fiscal year 2008)

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred
	or Paid	Awards	Awards	Compensation	Compensation	All Other
Name	in Cash ($)	($)(1)	($)(1)	($)	Earnings	Compensation ($)	Total ($)

Howard Atkins(2)	$92,500	$110,004	$—	—	—	—	$202,504
Leslie Heisz(3)	103,000	110,004	—	—	—	—	213,004
John R. Ingram(4)	106,000	110,004	—	—	—	—	216,004
Martha R. Ingram(5)	94,000	—	104,360	—	—	—	198,360
Orrin H. Ingram II(6)	95,500	—	104,360	—	—	—	199,860
Dale R. Laurance(7)	16,500	430,015	—	—	—	—	446,515
Linda Fayne Levinson(8)	112,000	70,007	37,949	—	—	—	219,956
Gerhard Schulmeyer(9)	110,500	110,004	—	—	—	—	220,504
Michael T. Smith(10)	115,000	110,004	—	—	—	—	225,004
Joe B. Wyatt(11)	124,500	—	104,360	—	—	—	228,860

(1)	Since the information required to be disclosed under these columns are the amounts equal to the grant date fair value of the awards determined pursuant to FAS 123R, these amounts may not conform to the exact dollar value of equity awards selected by our Board members. See notes 2 and 12 to Ingram Micro’s consolidated financial statements on our Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, which was filed with the SEC on March 4, 2009, for a discussion of the estimated forfeiture rate which is not required to be taken into account for these FAS 123R values. Unless noted otherwise, restricted stock or restricted stock units disclosed under “Stock Awards” were granted on January 2, 2008 and restrictions lapsed on December 31, 2008. The closing price of Ingram Micro stock on January 2, 2008 was $17.80. Stock options disclosed under “Option Awards” were granted on January 2, 2008 with an exercise price of $17.80 per share (equal to the closing price of Ingram Micro stock on the grant date), vest one-twelfth per month over a twelve-month period commencing January 31, 2008 and expire 10 years less one day from grant date. The $5.7955 per share fair value of the January 2, 2008 stock option award was determined in accordance with FAS 123R using a Black-Scholes model and the following assumptions: stock price volatility of 32.9%; expected option life of 4.5 years; dividend yield of 0%; and risk free interest rate of 3.18%.

(2)	Mr. Atkins was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in restricted stock. The cash portion was paid in four equal quarterly installments. In addition, Mr. Atkins attended 15 meetings in 2008 and was paid $22,500 in meeting fees.

(3)	Ms. Heisz was eligible to receive annual Board compensation in the amount of $180,000, of which she elected $70,000 in cash and $110,000 in restricted stock units. In addition, Ms. Heisz attended 22 meetings in 2008 and was paid $33,000 in meeting fees. Ms. Heisz deferred receipt of all her cash compensation and restricted stock units until she retires from the Board.

(4)	Mr. J. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in restricted stock. The cash portion was paid in four equal quarterly installments. In addition, Mr. Ingram attended 24 meetings in 2008 and was paid $36,000 in meeting fees.

(5)	Mrs. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which she elected to receive $70,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments. Mrs. Ingram attended 16 meetings in 2008 and was paid $24,000 in meeting fees.

(6)	Mr. O. Ingram was eligible to receive annual Board compensation in the amount of $180,000, of which he elected to receive $70,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments. In addition, Mr. Ingram attended 17 meetings in 2008 and was paid $25,500 in meeting fees.

(7)	Dr. Laurance was eligible to receive annual Board compensation in the amount of $430,000, of which he elected to receive all $430,000 in restricted stock units. He was granted $250,000 and $180,000 in restricted stock units on January 2, 2008 and April 1, 2008, respectively. The closing price of Ingram Micro stock on April 1, 2008 was $16.20. In addition, Dr. Laurance attended 11 meetings of the Board and the Executive and Finance Committee in 2008 for which he earned $16,500 in meeting fees. Dr. Laurance attended almost all of the meetings of the other Board committees in 2008, but is not compensated with meeting fees for such attendance. Dr. Laurance deferred receipt of all of his cash compensation and restricted stock units granted on January 2, 2008 until his retirement from the Board.

(8)	Ms. Levinson was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to her service as Chair of the Human Resources Committee), of which she elected $85,000 in cash, $40,000 in stock options and $70,000 in restricted stock units. The cash portion of Ms. Levinson’s annual Board compensation was paid in four quarterly installments. In addition, Ms. Levinson attended 18 meetings in 2008 and was paid $27,000 in meeting fees. Ms. Levinson elected to defer receipt of her restricted stock units until January 30, 2011.

(9)	Mr. Schulmeyer was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Executive and Finance Committee). Mr. Schulmeyer elected to receive $85,000 in cash and $110,000 in restricted stock units. The cash portion was paid in four equal quarterly installments. In addition, Mr. Schulmeyer attended 17 meetings in 2008 and was paid $25,500 in meeting fees. Mr. Schulmeyer deferred receipt of his restricted stock units until he retires from the Board.

(10)	Mr. Smith was eligible to receive annual Board compensation in the amount of $195,000 ($15,000 more than non-chair Board members due to his service as Chair of the Governance Committee). Mr. Smith elected to receive $85,000 in cash and $110,000 in restricted stock. In addition, Mr. Smith attended 20 meetings in 2008 and was paid $30,000 in meeting fees. Mr. Smith deferred receipt of all of his cash compensation until he retires from the Board.

(11)	Mr. Wyatt was eligible to receive annual Board compensation in the amount of $200,000 ($20,000 more than non-chair Board members due to his service as Chair of the Audit Committee). Mr. Wyatt elected to receive $90,000 in cash and $110,000 in stock options. The cash portion was paid in four equal quarterly installments. In addition, Mr. Wyatt attended 23 meetings in 2008 and was paid $34,500 in meeting fees.

Stock Ownership Requirement. Each director is required to achieve and maintain ownership of at least 15,000 shares of our common stock (with vested but unexercised stock options counted as owned shares) beginning five years from the date of his or her election to the Board. All current directors, with the exception of Ms. Heisz, who was elected as director effective March 1, 2007, meet this stock ownership requirement. Each director is also reimbursed for expenses incurred in attending meetings of the Board and Board committees. Each director is also able to elect to defer his or her cash compensation through a nonqualified deferral plan. Directors who defer cash compensation may elect to have earnings, or losses, credited to their deferrals as if their deferrals were invested in the various investment options available under the Company’s Supplemental Investment Savings Plan, a nonqualified deferred compensation plan (“Supplemental Plan”). Directors are not credited with “above-market” or “preferential” interest.

Committees of the Board of Directors

Our Board of Directors has standing Audit, Executive and Finance, Governance, and Human Resources Committees. The Board Committees frequently meet in executive session with no members of management present. Copies of the charters for each of these Committees are available by the following links to “Corporate Governance” on the Company’s website at www.ingrammicro.com. The following table lists members of the Committees as of the date of the Proxy Statement.

Executive
			and				Human
	Audit		Finance		Governance		Resources
Name	Committee		Committee		Committee		Committee

Dale R. Laurance				*
Howard I. Atkins				*				*
Leslie S. Heisz		*		*
John R. Ingram		*				*
Martha R. Ingram				*		*
Orrin H. Ingram II				*				*
Linda Fayne Levinson						*	*	*
Gerhard Schulmeyer			*	*				*
Michael T. Smith		*			*	*
Joe B. Wyatt	*	*				*

*	Member

**	Chair

Audit Committee — 12 meetings in 2008. The Audit Committee assists our Board of Directors’ oversight of (1) the integrity of our financial reporting processes, financial statements and systems of internal controls regarding finance, accounting, legal and ethical compliance, (2) our compliance with legal and regulatory requirements, (3) the independence and qualification of our independent registered public accounting firm and (4) the performance of our independent auditors and internal audit department. In addition, the Audit Committee is charged with providing an avenue of open communication among our independent registered public accounting firm, management, our internal audit department, and our Board of Directors. The Audit Committee also appoints our independent registered public accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent registered public accounting firm, reviews our compliance with applicable major accounting and financial reporting policies, reviews the adequacy of our financial organization, reviews management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and reviews our draft annual report on Form 10-K, quarterly reports on Form 10-Q, and annual financial statements and other key accounting and/or reporting matters, and the activities and recommendations of our internal audit department. The Audit Committee discusses the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com.

Executive and Finance Committee — 4 meetings in 2008. The Executive and Finance Committee oversees the financial affairs and policies of the Company and makes decisions requiring the attention of the Board between regularly scheduled meetings of the Board, subject to the limitations set forth in our Bylaws. Under our Bylaws, during the period of time between each regularly scheduled meeting of the Board, management decisions requiring the immediate attention of the Board of Directors may be made with the approval of a majority of the members of the Executive and Finance Committee; provided, however, that the Executive and Finance Committee shall not have the authority to approve certain delineated items which require the approval of the Board. A detailed list of the Executive and Finance Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com.

Governance Committee — 4 meetings in 2008. The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders, and recommending the members of Board committees, as well as Board committee chair positions for election by the Board. The Governance Committee also reviews and recommends for consideration and approval by the Board the form and amounts of compensation for non-management directors, including equity-based awards, and oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics.

Our Corporate Governance Guidelines (the “Guidelines”) provide that non-management directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. As non-executive Chairman of the Board, Dr. Laurance is our Lead Director and as such, presided at executive sessions of the Company’s non-management directors since his election as Chairman on June 6, 2007.

A detailed list of the Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com.

Human Resources Committee — 7 meetings in 2008. The Human Resources Committee assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans. The Human Resources Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners — shareholders, associates, customers, and vendors. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Human Resources Committee’s functions is included in its charter and can be accessed by following the links to “Corporate Governance” under “Investor Relations” on the Company’s website at www.ingrammicro.com. Additional information on the Human Resources Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Corporate Governance

Code of Conduct. Our code of conduct applies to all members of the Board of Directors, officers appointed by the Board of Directors and other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K.

Corporate Governance Guidelines. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to the Company. It is an important principle that is embraced at all levels of the Company, beginning with how our Board operates and in our Corporate Governance Guidelines. Members of our Board of Directors are kept informed about our business through discussions with the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees. Our Board members provide feedback to management on a regular basis and meet in executive session, without any members of management, at each regular meeting.

The Guidelines address important corporate governance policies and procedures, including those relating to (1) composition of the Board and membership criteria; (2) director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests); (3) Board member responsibilities (including attendance at annual shareholder meetings); (4) establishment of Board agenda; (5) establishment of a lead director position; (6) regularly scheduled meetings of non-management Board members; (7) Board size; (8) Board committees;

(9) Board member access to management and independent advisors; (10) director compensation; (11) director orientation and continuing education; (12) management evaluation and management succession; and (13) annual performance evaluation of the effectiveness of the Board and its committees.

Our Board expects to consider further amendments to the Guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.

Independence Determination for Directors

The Board of Directors adopted director independence standards as part of the Guidelines. These Guidelines include the independence requirements of the NYSE Listing Standards. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2009. During this review, the Board considered any transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including holdings of stock of the Company by Martha, John and Orrin Ingram and certain arms-length commercial relationships between Ingram Micro and Wells Fargo (where Mr. Atkins serves as Chief Financial Officer), which are immaterial in amount and nature to both Wells Fargo and Ingram Micro and did not create conflicts of interests under Ingram Micro’s Code of Conduct, relating to (i) a sublease between Ingram Micro Canada and a Wells Fargo subsidiary in Canada, (ii) ordinary course lease financing provided by a Wells Fargo finance subsidiary to certain of Ingram Micro’s end-user customers pursuant to which Ingram Micro U.S. receives immaterial customary referral fees, (iii) customary factoring fees paid to a Wells Fargo subsidiary in 2007 and 2008, and (iv) immaterial payments to Wells Fargo for cash management services and trust and custodial services. The Board also considered Ms. Heisz’s position as a managing director at Lazard Freres & Co. and the ownership of Ingram Micro common stock by Lazard Asset Management LLC, together with Ms. Heisz’s representation that she had no investment authority, or decision-making responsibility, with respect to Lazard Asset Management LLC’s position in Ingram Micro common stock.

The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting, as well as all other directors serving on the Board are independent of the Company and its management under the standards set forth in the Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Gregory Spierkel. Mr. Spierkel is considered an inside director because of his current employment as a senior executive of the Company. All of the members of the Human Resources, Audit and Governance Committees are independent.

Audit Committee Financial Qualifications

Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by the Company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.

In addition, the Board of Directors has designated each of Michael Smith and Leslie Heisz as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Board has also determined that they meet the NYSE’s accounting or related financial management expertise requirements through experience gained, for Mr. Smith, in previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions; and for Ms. Heisz, as an experienced investment banking and finance executive, and currently as a managing director of the Los Angeles office of Lazard Freres & Co., where she provides strategic advisory services for clients in a variety of industries.

Director Nominations

General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.

Shareholder Nominations. Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the shareholders at each annual meeting. In addition, shareholders may nominate directors for election by complying with the eligibility, advance notice and other provisions of the policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s nomination and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of the Company’s website, www.ingrammicro.com.

Contacting the Board and Further Information on Corporate Governance

Any interested person who desires to communicate with the Company’s non-management directors may so do as follows:

•	Confidentially or anonymously through the Company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262.

•	By writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

Our code of conduct, the Guidelines, and shareholder nominations policy and committee charters are accessible by following the links to “Corporate Governance” on the Company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth below under “Annual Report,” we will provide copies of our code of conduct, the Guidelines, shareholder nominations policy and committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table found on page 33 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. The amounts shown include shares of our common stock which each such individual has the right to acquire within 60 days after January 9, 2009. Except as otherwise indicated, all information is as of January 9, 2009. At January 9, 2009, there were 161,330,221 shares of common stock outstanding (excluding treasury shares). No shares of common stock held by our directors or named executive officers have been pledged.

	Common Stock
Name	Shares Beneficially Owned		% of Class(1)

Non-Employee Directors:
Dale R. Laurance	141,482	(2)(6)	*
Howard I. Atkins	26,078	(6)	*
Leslie S. Heisz	13,961	(6)	*
John R. Ingram(3)(4)	6,908,133	(2)(5)	4.3%
Martha R. Ingram(3)(4)	5,451,060	(2)(5)	3.4%
Orrin H. Ingram II(3)(4)	6,959,653	(2)(5)	4.3%
Linda Fayne Levinson	44,455	(2)(6)	*
Gerhard Schulmeyer	78,241	(2)(6)	*
Michael T. Smith	90,613	(2)(6)	*
Joe B. Wyatt	162,459	(2)	*
Named Executive Officers:
Gregory M.E. Spierkel	1,390,342	(2)	*
William D. Humes	345,669	(2)	*
Keith W.F. Bradley	346,928	(2)	*
Shailendra Gupta	72,289	(2)	*
Alain Maquet	190,180	(2)	*
Executive Officers and Directors, as a group (21 persons)	13,051,644	(2)(5)(6)	7.9%
Other 5% Shareholders:
FMR LLC(7)	15,765,064		9.8%
Wellington Management Company, LLP(8)	9,621,479		6.0%
Artisan Partners Limited Partnership(9)	10,484,316		6.5%

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of Common Stock.

(2)

				Includes Shares of
				Ingram Micro Common
				Stock Held by
				New York Life
			Includes Shares of	Retirement Plan
			Ingram Micro Common	Services as Record
		Includes	Stock Held by	Keeper and
		Unvested	Fidelity	Custodian of the
		Options to	Investments as	Ingram 401(k) Plan.
	Includes	Purchase	administrator of	Administered by The
	Vested	Shares of	the Ingram Micro	Ingram 401(k)
	Options to	Ingram Micro	401(k) Plan, based	Committee. Based on
	Purchase	Common Stock	on information	information
	Shares of	Scheduled to Vest	received from such	received from such
	Ingram Micro	within 60 days	administrator as of	administrator as of
Name	Common Stock	of January 9, 2009	December 31, 2008	December 31, 2008

Dale R. Laurance	82,751	—	—	—
Howard I. Atkins	—	—	—	—
Leslie S. Heisz	—	—	—	—
John R. Ingram	37,679	—	—	8,281
Martha R. Ingram	113,219	—	—	2,748
Orrin H. Ingram II	102,079	—	—	17,101
Linda Fayne Levinson	31,676	—	—	—
Gerhard Schulmeyer	39,270	—	—	—
Michael T. Smith	50,085	—	—	—
Joe B. Wyatt	103,079	—	—	—
Gregory M.E. Spierkel	1,388,342	—	—	—
William D. Humes	345,669	—	—	—
Keith W.F. Bradley	287,100	—	1,142
Shailendra Gupta	62,121	10,168
Alain Maquet	190,180	—	—	—
Executive Officers and Directors as a group (21 persons)	3,849,831	10,168	2,691	28,130

(3)	Orrin H. Ingram II, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(4)	The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

(5)	Includes 6,639,352, 6,639,352, 5,099,259 and 6,639,352 shares, for Orrin H. Ingram II, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees or where such individuals could each be deemed to be the beneficial owner of the shares.

(6)	Includes shares of common stock to be issued upon settlement of restricted stock units.

(7)	This information was obtained from the Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC (“FMR”), 8 Devonshire Street, Boston, Massachusetts, 02109, representing shares held as of December 31, 2008. FMR reports sole voting power with respect to 959,920 shares and sole dispositive power with respect to 15,765,064 shares.

(8)	This information was obtained from the Schedule 13G filed with the SEC on February 17, 2009 by Wellington Management Company, LLP (“Wellington”), 75 State Street, Boston, Massachusetts 02109, representing shares held as of December 31, 2008. Wellington reports shared voting power with respect to 6,188,637 shares and shared dispositive power with respect to 9,621,479 shares.

(9)	This information was obtained from the Schedule 13G filed with the SEC on February 13, 2009 by Artisan Partners Limited Partnership (“Artisan”), 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, representing shares held as of December 31, 2008. Artisan reports shared voting power with respect to 10,171,916 shares and shared dispositive power with respect to 10,484,316 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2008 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements entered into in connection with our November 1996 split-off from our former parent, Ingram Industries

We were split-off from our former parent, Ingram Industries, in November 1996. We agreed to register at various times shares of common stock issuable upon the exercise of certain Ingram Industries options and stock appreciation rights held by current or former employees or directors of Ingram Industries, its former subsidiary Ingram Entertainment or their subsidiaries, which options and stock appreciation rights were converted into options to purchase shares of our common stock in 1996. We have completed several registrations with respect to shares of common stock issuable upon exercise of these rollover stock options. The registration statement that we have agreed to keep current is described below.

Registration statements being kept current. We filed a registration statement on Form S-3 covering 10,949,298 shares of common stock that was declared effective on November 20, 1997. It relates to our offer and sale of up to 2,485,944 shares of common stock upon the exercise of options under the Ingram Micro Rollover Option Plan (which options have all expired pursuant to the terms of such option awards) and up to 250,000 shares under the Ingram Micro Amended and Restated 1996 Equity Incentive Plan. It also relates to the offer and sale by our 401(k) plan, the Ingram Thrift Plan, and the Ingram Entertainment Thrift Plan of a total of 8,213,354 shares of our common stock (resulting from the conversion of shares of Class B common stock held by these plans). We have agreed to keep the registration statement current.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in Ingram Micro’s Amended and Restated Bylaws and to assist the Board’s oversight of:

•	the integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	Ingram Micro’s compliance with legal and regulatory requirements; and

•	the independence and performance of Ingram Micro’s independent external auditors and internal audit department.

In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm, management, internal audit department, and Board of Directors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosure and internal controls and compliance with applicable laws and Company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with Ingram Micro’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed on a periodic basis with management and Ingram Micro’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Ingram Micro’s progress on and completion of its SOX 404 compliance project for 2008, and will continue this monitoring in subsequent years.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with appropriate Company financial personnel and internal auditors and also with Ingram Micro’s independent registered public accounting firm.

The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ingram Micro’s independent registered public accounting firm and with Ingram Micro’s internal auditors, in each case without the presence of Ingram Micro’s management.

The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or performing related work and approves the firm’s compensation.

As part of its oversight of Ingram Micro’s financial statements, the Audit Committee reviews and discusses with both management and Ingram Micro’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

During fiscal year 2008, the Audit Committee discussed Ingram Micro’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, in accordance with the NYSE corporate governance rules.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Public Company Accounting Oversight Board, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009, for filing with the SEC.

Members of the Audit Committee of the Board of Directors of Ingram Micro Inc.

Joe B. Wyatt (Chair)
Leslie S. Heisz
John R. Ingram
Michael T. Smith

REPORT OF THE HUMAN RESOURCES COMMITTEE

The following Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Human Resources Committee of the Board of Directors has furnished the following report.

The Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Ingram Micro, and based on this review and discussion, recommended to the Board of Directors of Ingram Micro that such “Compensation Discussion and Analysis” be included in Ingram Micro’s proxy statement for the 2009 annual meeting of shareholders for filing with the SEC.

Members of the Human Resources Committee
of the Board of Directors of Ingram Micro Inc.

Linda Fayne Levinson (Chair)
Howard I. Atkins
Orrin H. Ingram
Gerhard Schulmeyer

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section we provide an explanation and analysis of the material elements of the compensation provided to our Chief Executive Officer (“CEO”), our Chief Financial Officer and our three other most highly compensated officers (collectively, the Named Executive Officers, or “NEOs”) as determined under the rules of the SEC and set forth in the Summary Compensation Table. The purpose of this discussion is to provide the context for the specific compensation amounts and arrangements paid and provided to our NEOs, by answering the following questions:

•	What are the objectives of the compensation programs?

•	What are the programs designed to reward?

•	What is each element of compensation?

•	Why does the Company choose to pay each element?

•	How does the Company determine the amount (and, where applicable, the formula) for each element?

•	How does each element and the Company’s decisions regarding that element fit into the overall compensation objectives and affect decisions regarding other compensation elements?

Objectives of the Compensation Programs

The Company operates in the extremely competitive, rapidly changing, and low-margin high-technology distribution and service industry. The broad objectives of the executive compensation program established by the Company and approved by the Human Resources Committee of the Board of Directors (the “Committee”) are to:

•	Attract, motivate, and retain executive talent in a highly competitive business environment.

•	Reward executives for Company performance that focuses on shareholder value.

•	Encourage and reward both profitable growth and operating efficiency.

•	Provide conservative levels of nonperformance-based compensation, especially in benefits.

•	Target executive compensation at the market median (50th percentile) for each element of pay and in total, allowing officer compensation to vary based on individual and Company performance.

•	Link the financial interests of executive management with those of the shareholders by prudently controlling the use of stock in order to limit the dilution of shareholder interests.

•	Deliver executive compensation in a tax-efficient and cost-effective manner.

Overall Design and Rewards of the Executive Compensation Program

Design Principles: Ingram Micro believes a substantial portion of senior management compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries, benefit programs that are generally available to all management associates, and modest perquisites. The remainder of compensation must be earned through the attainment of predetermined financial performance objectives and share price appreciation. Compensation programs are designed within a framework based on the achievement of pre-established financial targets and alignment of the financial interests of our executive officers (which includes our NEOs) with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for achieving objectives that enhance shareholder value. Our key design principles include:

1.	Target executive compensation at the market median (50th percentile) for each element of pay and in total, to be competitive with other employment opportunities.

•	A competitive compensation program is critical in attracting and retaining talent Ingram Micro needs to achieve its established objectives.

•	The Company benchmarks executive officer compensation annually against a comparator group of companies. Ingram Micro management engages an executive compensation consulting firm to conduct a total compensation study of executive officers. In 2007, for 2008 compensation decisions, Hewitt Associates LLC (“Hewitt”) collected and reported the survey data which was then reviewed by Frederic W. Cook & Co., Inc. (“Cook”). Cook provided the Committee with its own analysis and conclusions to be drawn from the data and advised the Committee on setting appropriate compensation levels for Ingram Micro’s executive officers, including our CEO. The peer group was a subset of the Fortune 500 and comprised 96 non-financial global companies with annual revenue between $5 billion-$30 billion. This group was selected as it represented a cross-section of companies that compete for similar executive talent. We also included compensation information on base salaries, annual incentive award payments, and long-term incentive program awards reported in the most recent proxy for Tech Data Corporation, our largest direct competitor, for reference. The companies in the 2007 compensation report had the following median scope measures:

2007 Comparator Group (96 companies) ($ in millions)
		Ingram Micro
	Comparator Group	(Fiscal 2006)
Number of Employees	47,223	13,700

Sales	$11,841	$31,357

Net Income	$902	$266

Market Capitalization	$17,959	$3,381

•	The compensation report examined the competitiveness of Ingram Micro’s executive compensation programs in total and by each element of compensation (base pay, annual incentives, and long-term incentives). In doing so, the value of each of Ingram Micro’s executive compensation elements was compared to median information available from the defined comparator group. Benefits and perquisites were not included in the 2007 or 2008 reports as they represent an insignificant portion of our executive officer’s total remuneration.

•	In late 2008, the Company and the Committee determined that they wanted to narrow the peer group in size and to more related industries which are a closer match to the market capitalization of the Company. The Committee requested that Cook examine the executive compensation practices of a peer group that represents 40 publicly traded companies in four related industries (Technology Distributors, Electronic Equipment Manufacturers, Logistics and Health Care Distributors and Retailers) to assess the competitiveness of total compensation and pay mix. Criteria used to identify the peer group include:

■	Size: Companies with market capitalization that generally range from less than one-half to three times Ingram Micro’s market capitalization. Ingram Micro revenues were adjusted for survey matching purposes to adjust for Ingram Micro’s high revenues at low margins compared to general industry companies. To validate the appropriateness of this peer group, a second group of companies with revenues similar to Ingram Micro’s adjusted revenues was identified. It was determined that there were only minor differences in compensation as reported in proxies between the two groups of companies. The data for the identified peer group was determined to be reliable for making 2009 pay decisions.

■	Business Focus: Publicly traded companies with representation weighted towards distribution, but including other industries, because the competition for talent is broader than just distribution companies.

■	Consistency: The peer group should be relatively stable and preferably be multi-national operators.

The new peer group consists of:
Electronic
Technology	Equipment	Logistics and Healthcare
Distributors	Manufacturers	Distributors	Retailers

• Tech Data • Avnet • Arrow Electronics • SYNNEX • Anixter Int’l • Brightpoint • Insight Enterprises • ScanSource	• Flextronics Int’l • Jabil Circuit • Celestica • Agilent Technologies • Molex • Vishay Intertech • Mettler-Toledo • Itron • AVX	• McKesson • AmerisourceBergen • C.H. Robinson • Owens & Minor • Henry Schein • UTI Worldwide • Patterson Companies • Pacer Int’l • PSS World Medical • Atlas Air Worldwide	• AutoNation • Office Depot • Ashland • Oshkosh • Family Dollar Stores • Timken • Lexmark • PetSmart • AECOM Tech • Dick’s Sporting Goods • Nalco Holding Co • William-Sonoma • O’Reilly Automotive

2.    Internal equity is important.

•	Ingram Micro establishes a series of salary grades and ranges, with a salary range “midpoint” that is designed to reflect market median levels. Salary grades for our executive officer positions are aligned with salary ranges of market median officer positions that most closely approximate their job responsibilities at Ingram Micro.

•	Balancing competitiveness with internal equity helps support management development and movement of talent throughout Ingram Micro worldwide. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business results. This effort also helps Ingram Micro promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

3.	At executive management levels, compensation increasingly focuses on longer-term shareholder value creation.

•	Ingram Micro’s NEOs are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is weighted towards rewarding long-term value creation for shareholders.

•	For NEOs with corporate-wide responsibilities, incentive metrics are based on Ingram Micro’s overall results.

•	For NEOs within a region, annual incentive metrics are based on a blend of regional and overall corporate results with long- term incentives based on Ingram Micro’s overall results.

What is Rewarded: Executive compensation is designed to reward achievement of targeted financial results and individual performance.

1.	Economic Profit (“EP”): EP is a metric that blends both balance sheet and profitability drivers. EP is defined as net operating profit after tax minus the product of invested capital times an estimated weighted average cost of capital. Ingram Micro believes that over time, changes in EP closely correlate with stock price performance. The use of EP as an incentive plan metric is consistent with Ingram Micro’s strategy to deploy cash in a manner that increases returns on investments. EP recognizes that sustained profits in excess of the cost of capital support Ingram Micro’s obligation to create value for shareholders over the long term.

2.	Earnings Per Share (“EPS”): EPS is used in recognition of both the effect it can have on Ingram Micro’s stock price and the prevalence of its use by other companies. EPS is widely tracked and reported by analysts and used as a measure to evaluate Ingram Micro’s performance.

3.	Pre-tax profit (“PT”): PT is based upon results reported under generally accepted accounting principles. Exclusions of any items from the calculation of PT must be approved by the Committee. PT is considered an important performance measurement to ensure focus on profitability.

4.	Return On Invested Capital (“ROIC”): ROIC is defined as operating income, net of income taxes calculated based on Ingram Micro’s applicable effective tax rate for the fiscal year, divided by the average invested capital for the fiscal year. This metric also focuses on improving shareholder value. Average invested capital is equity plus debt less cash and cash equivalents.

5.	Working Capital Days (“WCD”): WCD is defined as Days Sales Outstanding plus Days Inventory Outstanding minus Days Payable Outstanding at the end of a month (13 month average). Because of the extensive investment in working capital inherent in this business, Ingram Micro believes that this focus encourages efficient use of capital, thus improving shareholder value.

6.	Individual performance is assessed via the Performance Management Process (“PMP”): PMP is designed to establish specific objectives for associates related to overall Ingram Micro goals and help them understand their role in meeting these objectives. PMP is an effective tool in assessing performance against individual goals. Once Ingram Micro objectives are established, salaried associates (including

NEOs) set individual objectives aligned with the Company’s strategic direction. Objectives are established for specific initiatives, major responsibilities key to their position, critical competencies, and individual developmental requirements. At year end, salaried associate performance is assessed against established goals. Individual performance affects base salary increases and equity grant decision making.

Elements of Compensation

The elements of executive officer compensation are annual base salary, annual bonus, long-term equity-based incentives, benefits, and perquisites. The mix and proportion of these elements to total compensation is benchmarked annually against the comparator group of companies for each NEO. The Committee, at its sole discretion, may make changes to the mix or relative weighting of each compensation element based on benchmarking results or recommendations received from its independent outside advisor. The Committee reviews the total compensation package of each NEO and takes into consideration the impact a change in one element may have on other elements and total compensation. A summary of each element of compensation, why it was chosen, how the amount and formula are determined, and how decisions regarding that element fit into the overall compensation objectives and affect decisions regarding other compensation elements is presented below.

Compensation		Role Within
Element and		Total
Why Chosen	How Designed and Determined	Compensation
Base Salary
Provide competitive levels of base salary for each executive officer based on his role and responsibilities within the Company. Used to attract and retain executive talent in a very competitive marketplace.	Reflects:

•  Peer median for positions with similar responsibilities and business size.
•  An executive’s responsibilities and performance, as demonstrated over time.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Ingram Micro executives.

	Each NEO is eligible for a salary review annually as are all other management associates. The Committee reviews and takes into consideration recommendations for changes to salaries from our CEO and their independent outside advisor. Our CEO’s recommendations are based on a number of considerations, including the executive’s scope of responsibilities within the organization, his personal assessment of the executive’s performance and overall contribution to the achievement of Ingram Micro’s short-term and long-term objectives, the executive’s pay history, the executive’s current salary versus the competitive median levels reported, and internal equity considerations. However, there is no set formula or weighting assigned to these factors. Our CEO discusses his recommendations with the Committee in executive session and the Committee makes a final determination of base pay for each NEO upon completion of these discussions.	Foundation of total pay, as incentives are a function of base salary. Links performance and pay.

Our CEO’s salary is determined by the Committee based on its review of his overall performance, data on competitive compensation levels for CEOs in the comparator group of companies, proxy information for direct competitors, as well as Ingram Micro’s overall Company performance. These considerations are discussed among the Committee members and their independent outside advisor, Cook, in executive session of the Committee. No members of management are present during these deliberations.

The Committee met in November 2007 and approved an average base salary increase for the NEOs of 5.1% effective for fiscal 2008.

Compensation		Role Within
Element and		Total
Why Chosen	How Designed and Determined	Compensation
The Committee met in November 2008 and in consideration of the overall state of the economy approved no increase in base salary for 2009 to any executive officer. This was consistent with the Company’s decision not to increase base salaries in 2009 for any executives except where mandated by law.

Annual Executive Incentive Award Program Focuses executives on the attainment of the Company’s annual operating plan.	Each NEO has an incentive target established by the Committee as a percentage of base salary. The percentage approximates the median market practice of comparable positions based on the data from our Fortune 500 comparator group (see “Design Principles”). Mr. Spierkel’s percentage was 125% in 2008 which was increased from 100% in 2007 based on the comparison with the peer group. Messrs. Humes and Bradley were 70% and Mr. Maquet was 55%, which were unchanged from 2007 and are considered competitive. Mr. Gupta’s percentage was 55% at the beginning of the year and was increased to 70% when he was promoted from Senior Vice President of Asia Pacific to Executive Vice President and President, Ingram Micro Asia Pacific in February 2008.

Incentive targets are set at planned performance for the year as approved by the Board of Directors. The annual bonus programs are intended to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code as performance-based plans.

In 2008, for Corporate NEOs who have Company-wide responsibilities (i.e., Messrs. Spierkel and Humes) and Regional NEOs who have responsibility for a given operating region (i.e., Messrs. Bradley, Gupta and Maquet), PT and WCD were used as the performance metrics. The Corporate NEOs were also rewarded based on the weighted average bonus payouts of each individual country or business unit (weighted on 2008 operating plan revenue). Europe continued to use EP as its basis of measurement. In order for payments to be earned under the Executive Incentive Award Program, the minimum PT threshold must be achieved on worldwide results for Corporate NEOs and region results for Regional NEOs. The Company determined that the mix between the regions was appropriate to focus executives on the annual goals. The maximum award for significant overachievement of performance against PT and WCD targets (generally 130% of operating plan PT and 90.0% or less of operating plan WCD) is two times the target incentive award.
Identifies what is expected for the year from the standpoint of corporate, regional, and country results.

Provides annual incentives to focus the executive team on the actions necessary to achieve Ingram Micro’s annual business operating plan.

Links reward to accomplishment as executives are measured and rewarded on accomplishments
within their control and responsibility.

The Committee has the ability to make discretionary adjustments to awards under the annual incentive plan but generally exercises this discretion only in exceptional circumstances when performance was impacted because of events outside the control of management, such as changes in accounting standards or to recognize and reward exceptional performance.

For the 2008 incentive year, the Committee approved the exclusion of the goodwill impairment charge for calculation purposes. The impairment charge was required under U.S. generally accepted accounting principles due to the significant decline in economic conditions, causing the Company’s market capitalization to drop below book value. This decision is consistent with past practice of excluding large, special, one-

Compensation							Role Within
Element and							Total
Why Chosen	How Designed and Determined						Compensation
	time nonrecurring items, either positive or negative. The goodwill impairment charge is a non-cash item.

	Corporate NEOs. Under the terms of the 2008 Annual Executive Incentive Award Program (the “2008 EIAP”), the Corporate NEOs did not earn any award payment. The PT did not meet the minimum payout threshold and therefore, the program does not result in a payment for any of the components.

	2008 EIAP (Corporate Results):
	• A. Annual Consolidated Worldwide PT = $359,745,000 = 0% of Award Earned
	• B. Average Monthly Worldwide WCD = 23.4 days = 0% of Award Earned
	• C. Weighted Worldwide Operating Unit Achievement X 80% = 0% of Award Earned
	• Total Award Earned = (A + B + C) = 0% of Target Award (see following tables)
	A. Consolidated Worldwide PT Payout

			Minimum		Target (Plan)	Maximum
			$368,443,000		$491,257,000	$638,634,000
	PT as a % of Target			75.0%	100%	130%
	% of Incentive Award Earned			6.5%	13%	26%
	PLUS (+)
	B. Average Monthly Worldwide WCD Payout

			Minimum		Target (Plan)	Maximum
			26.6 days		24.9 days	22.4 days
	WCD as % of Target*			107.5%	100%	90%
	% of Incentive Award Earned*			3.5%	7%	14%
	* No payout is earned if the Company’s minimum PT threshold is not achieved, even if the WCD target is achieved (i.e., threshold is 75% of 2008 plan PT). Incentive awards for PT and WCD achievement that fall between the minimum, target and maximums noted, will be interpolated on a straight-line basis.
	PLUS (+)
	C. Sum of Operating Unit Payout

					Weighting on
		Revenue	Achievement		Operating Unit	Minimum
	Operating Unit	Weighting	Obtained		Component	PT Met
	North America	40.5%	X	67.7%=
	Europe	34.3%		X 0%=
	Latin America	4.5%	X	137.8%=
	Asia Pacific	20.7%	X	165.2%=

	Total Corporate	100.0%		67.8%	x80%	No
	% of Target Award Earned*					0%
	* No payout is earned if the Company’s minimum PT threshold of 75% is not achieved.

Compensation		Role Within
Element and		Total
Why Chosen	How Designed and Determined	Compensation
Regional NEOs. Under the terms of the 2008 EIAP, Regional NEOs earned an award based on both individual country and business unit performance and aggregate regional performance for their respective regions. For Messrs. Gupta and Maquet, 80% of the earned award was based on the weighted average payout of each country or business unit in their respective region (weighted on 2008 operating plan revenue). The remaining 20% was based on the aggregate PT and WCD, for their respective region.

For Mr. Bradley, 35% was based on the aggregate PT and WCD for his North American region, which met the minimum PT threshold, and 35% based on the overall corporate results which did not meet the minimum PT threshold. The remaining 30% is based upon achieving specific business improvement metrics over an 18-month period from January 2008 to June 2009. Determination of success of this portion will be completed in the third quarter of 2009. Mr. Bradley earned an incentive award payment of 23.7% of his overall target award (as a result of 67.7% achievement on the North America 35% portion of his target award). Mr. Gupta earned an incentive award payment of 165.2% of his overall target award (as a result of achievement of 180.1% of his target award for the period of time he was Senior Vice President and President, Ingram Micro Asia Pacific and 164.2% for the period after he was promoted to Executive Vice President and President, Ingram Micro Asia Pacific). Mr. Maquet earned 137.8% of his target award based on results of his Latin American region.

The effect of the exclusion of goodwill impairment resulted in an increase in the percentage of target bonus payments made to Messrs. Bradley and Gupta as follows: from 0% to 23.7% for Mr. Bradley, and from 0.0% to 165.2% for Mr. Gupta. The decision to exclude the goodwill impairment disqualified these bonus payments from being treated as performance-based compensation under Internal Revenue Code Section 162(m).

Equity-Based Long-Term Incentive Award Programs Focus officers on the attainment of the Company’s long-term objectives. Maximize the reward for successfully driving stock price appreciation. Widely used
Long-term incentives are granted under the Ingram Micro Inc. Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and the Ingram Micro Inc. Executive Incentive Plan (“EIP”), which were approved by shareholders. The EIP in conjunction with the 2003 Plan permits the granting of stock options, stock appreciation rights, restricted stock/units, performance shares, and cash awards.

Two types of long-term equity-based incentives were granted to the executive officers in 2008: stock options with a three-year vesting schedule and a ten-year term, and performance-vesting restricted stock units with a three-year performance measurement period. The Committee approved the equity-based award values to be granted to each executive officer at a Committee meeting in November 2007 prior to their annual grant in January 2008.

The Committee establishes the eligibility criteria for executive officers and key management personnel for these plans. For each participating executive officer, there is a target dollar value established as a percentage of each salary range mid-point that reflects competitive, market-median, long-term incentive award values.

An important component of our total compensation program. Aligns the goals of our executives with those of our shareholders, increases shareholder value, and retains executive officers.

Increase linkage to shareholders by

Compensation		Role Within
Element and		Total
Why Chosen	How Designed and Determined	Compensation
compensation element.

Three year time horizon lengthens the time perspective for executives.

Performance-vesting restricted stock units provide incentives linked to the Company’s financial performance over which the executive team has significant control.

 •    For the January 2008 share grants (stock options and performance-vesting restricted stock units), the dollar value for the NEOs ranged from 160% to 400% of their respective salary range midpoints.

Based on the target grant value approved by the Committee for each NEOs applicable salary grade, our CEO will recommend the Committee’s approval of awards to the NEOs (excluding our CEO). The Committee, at its sole discretion, has the authority to increase or decrease the award granted to an NEO. For the January 2008 awards, the Committee supported our CEO’s recommendation, and the awards made to our NEOs were at target values previously established by the Committee for each NEO’s applicable salary.

Consistent with 2007, the same process and procedure for granting equity awards to our executive officers was followed in 2008:

 •    All grants of equity (stock options/stock appreciation rights, performance shares, and restricted stock units) were granted annually on the first trading day of January.

 •    With the approval of the Committee, grants of equity may also be awarded to executive officers at other times during the year upon their initial employment with the Company or promotion to more responsible positions (higher salary grade) within the organization. In such cases, the effective date of the grant will be the first trading day of the month that follows the effective date of employment or promotion and the Committee’s approval.
rewarding stock price appreciation and tying wealth accumulation to performance. Retention is enhanced through the overlapping of multi-year performance periods.

 •    The methodology for determining the number of full-value awards (time and performance-vesting restricted stock units) is as follows: The Committee determines the annual target award value for each NEO as a percentage of their respective salary range mid-point. We then use the 20-day average closing price of the Company’s stock through December 15 of the prior year to determine a “stock value”. This “stock value” is then divided into the target award value to determine the number of full-value shares to grant on grant date, for annual grants, on the first trading day of January, or for mid-year grants (new hires or promotions), on the first trading day of the month following the hire or promotion date.

 •    The methodology for granting stock options uses the same 20-day average closing price of the Company’s stock that is used for full-value shares to establish a “stock value.” This “stock value” is then used by Hewitt to calculate a Black-Scholes value per option, which is then divided into the targeted award value to determine the number of options to grant. For mid-year grants (new hires or promotions), the “stock value” for option grants is determined using the 20-day average closing price of the Company’s stock through the 15th of the month preceding the effective date of employment or promotion. All options have an exercise price per share equal to the closing price of our common stock on the date of grant of such options.

Compensation		Role Within
Element and		Total
Why Chosen	How Designed and Determined	Compensation
The Committee, at its sole discretion, determines the long-term equity value for our CEO. In doing so, it conferred with its independent outside advisor, Cook. For the January 2008 grants to our CEO, the Committee made grants of equity to our CEO in accordance with the Committee’s previously approved guideline target value for our CEO’s salary range based on our CEO’s performance and comparative peer group information.

In 2008, NEOs received 50% of their target long-term incentive award value in the form of stock options and the remaining 50% in performance-vesting RSUs. Exercise price of options granted under the 2003 Plan is the closing share price on the NYSE on the date of grant.

Performance share awards granted to executive officers in 2008 are earned based on metrics that support increased shareholder value. For the 2008-2010 performance measurement period, the metrics are EPS growth rate and ROIC. These metrics were selected because of their linkage to creating shareholder value and support of the Company’s three-year strategic plan.

Three-year targets for EPS growth rate and average ROIC encourage prudent trade-offs between profitable growth and efficient use of capital. Performance targets (threshold, target, and maximum) are based on the Company’s three-year strategic plan, various historical external market comparison factors and other internal goals. Threshold performance targets are set to be highly achievable and, if achieved, result in an award of 10% of the target number of shares. Target performance is based on the Company’s three-year strategic plan modified by various historical external market comparison factors and, if achieved, results in an award of 100% of the target number of shares. Maximum award levels require exceptional performance on both EPS and ROIC and is considered by management to be extremely difficult to achieve; if achieved, the payout earned is 200% the target number of shares. The matrix is built to have more emphasis on ROIC until ROIC exceeds a target return rate and equal emphasis on EPS and ROIC after ROIC exceeds the target rate.

The results of the 2004 Long-Term Executive Cash Incentive Award Program (2004-2006 performance measurement period) were determined by the Committee as of March 11, 2009. Although the performance measurement period had ended, the performance metrics calculation, which was set relative to a group of five peer companies, was delayed due to late reporting by one of the peer companies. Upon the release of this company’s restated financial results, the Committee determined that no amounts should be paid under this program.

The results of the 2006 Executive Long-Term Performance Share Program (“2006 Performance Share Program”) (2006-2008 performance measurement period) did not meet the target threshold for EPS growth. Therefore, there were no earned awards for any of the participants, including the NEOs.

The 2007 Executive Long-Term Performance Share Program (“2007 Performance Share Program”) (2007-2009 performance measurement

Compensation		Role Within
Element and		Total
Why Chosen	How Designed and Determined	Compensation
period) is mid-cycle and uses the same performance metrics of EPS growth rate and average ROIC as the 2008 Performance Share Program. The target values and earned awards, if any, under the 2007 Performance Share Program will be reported in next year’s proxy report.

Stock Ownership Guidelines	Our Company adopted revised stock ownership guidelines in November 2007. These guidelines require that our Section 16 reporting officers hold from three to six times their base salary in shares of Ingram Micro stock. The multiple of salary is determined by the salary grade for the position they hold. Mr. Spierkel’s target is 6 times his base salary. The target for Messrs. Humes, Gupta and Bradley is four times their base salaries and Mr. Maquet’s target is three times his base salary. The NEOs are required to reach their share ownership target level by November 2012 or within five years of their appointment to their current position, whichever date occurs later. Shares owned include: shares held by the executive directly or through a broker, shares held jointly by the executive and his/her spouse, shares held by the executive’s spouse, shares held by the executive’s dependent children, shares held by the executive in a custodial account or irrevocable trust, shares held by the executive in the Company’s 401(k) plan and vested but unexercised in-the-money options granted to the executive. As of December 31, 2008, none of the executive officers had met their share ownership guideline given the drop in the stock price below exercise price of most outstanding option grants as a result of the macroeconomic environment.

Benefits and Perquisites	We do not use benefit programs or perquisites as a primary compensatory element or as an enhancement to executive officer compensation. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance, disability, and retirement programs for management employees. Perquisites are generally limited to home or mobile office computer and telecommunications equipment and services and a periodic health examination provided by the Company. NEOs who are on assignment outside of their home country (i.e., Messrs. Maquet and Gupta) may receive various expatriate assignment benefits and perquisites such as, goods and services allowances, transportation and housing allowances, educational allowances for accompanying dependent children plus various tax equalization and gross-up payments related to their assignments. The modest perquisites we provide to our NEOs are reported in further detail in the “All Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement.

For U.S. executive officers, the Company offers participation in a 401(k) plan with Company-matching contributions as the only qualified retirement program. In addition, Ingram Micro offers all U.S. highly compensated employees, as defined annually by the Internal Revenue Service (“IRS”), an opportunity to participate on a voluntary basis in our Supplemental Plan, a nonqualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) plan benefits, including Company matching contributions, that were reduced or limited by IRS regulations.

Mr. Gupta is an Indian citizen and participates in the Australian superannuation pension plan to which the Company provided a contribution in 2008. This arrangement was put in place when he was with Tech Pacific before it was acquired by the Company in 2004. The amount of the contribution to the Australian superannuation pension plan is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet is a French citizen and continues to participate in the French social insurance programs which the Company paid for in 2008. In addition, prior to his relocation and assignment to the United States, he participated in the Ingram Micro France SARL profit sharing program. As part of his expatriate assignment, the Company agreed to pay him what he would have received under the Ingram Micro France SARL profit sharing program had he remained an employee of Ingram Micro France SARL. The amount of the profit sharing program payments is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Relocation Assistance Arrangements	As an international company, we recruit executives globally. We also provide career development opportunities and promotions by moving our executives to locations throughout the world. We have an International Expatriate Assignment Policy applicable to associates working for Ingram Micro who are transferred from their home country of residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation, and storage of household goods and personal effects, cost of living allowances, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services.

In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting a temporary expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period (hypothetical tax). In general, if upon final determination of the associate’s actual stay-at-home tax for a given tax year, the total actual stay-at-home tax exceeds the hypothetical tax that was withheld from the associate’s pay for that tax year, the associate will reimburse Ingram Micro for the difference. If the actual stay-at-home tax is less than the associate’s hypothetical tax withheld, Ingram Micro will reimburse the associate for the difference.

Mr. Gupta was relocated to Singapore in 2001 from India by Tech Pacific before it was acquired by the Company in 2004. As an expatriate, Mr. Gupta receives a housing allowance, dependent education reimbursement, and goods and services allowance as reported under the “All Other Compensation” column in the “Summary Compensation Table” elsewhere in this proxy statement.

Mr. Maquet, a French citizen, was promoted to the position of Senior Vice President and President of the Company’s Latin America Region in March 2005. Upon his appointment to this position, we relocated him from France to Miami, Florida. As an expatriate, Mr. Maquet is tax equalized to France and continues to participate in the French voluntary social programs — medical, unemployment, and pension benefits. He receives a housing allowance, dependent education reimbursement, and home leave as reported under the “Other Compensation” column in the Summary Compensation Table” elsewhere in this proxy statement.

Change-in-Control and Termination of Employment Arrangements	Change-in-Control Agreements. Ingram Micro does not have any arrangements with any executive officer that provide for payments at, following, or in connection with a change in control of Ingram Micro. Upon a change in control, the Committee at its sole discretion may waive, shorten, or terminate any restriction period imposed on stock options, performance shares, or awards under the various long-term incentive programs.

Executive Officer Severance Policy. In September 2008, the Committee amended the Executive Officer Severance Policy (the “Severance Policy”) to meet the requirements of

Section 409A(a)(2)(A)(i) under the Code. The Severance Policy applies to our CEO and our executive officers elected by the Board of Directors who report to either our CEO or Chief Operating Officer (which includes all the NEOs). Under the terms of the Severance Policy, executive officers may be entitled to certain severance benefits if their employment is terminated by the Company without “cause” and certain conditions are satisfied.

In such cases, subject to execution of a release and covenant agreement satisfactory to the Company, eligible executive officers will be entitled to the severance benefits described in “Potential Payments on Termination or Change in Control” elsewhere in this proxy statement. In general, our NEOs are eligible for separation pay equal to one-twelfth the sum of their annual base salary and target annual bonus multiplied by their full years of service with the Company, with a minimum payment of one year’s base salary and target annual bonus.

None of our NEOs are entitled to any additional tax gross-up payments to the extent that any amounts paid or payable to the executive would be subject to the excise tax on certain so-called “excess parachute payments” under Internal Revenue Code Section 4999.

Special, One-time, Nonrecurring, or Other Compensation Payments or Arrangements	Alain Maquet. We relocated Mr. Maquet from France to the United States in 2005 as our Senior Vice President and President, Ingram Micro Latin America. We also agreed with Mr. Maquet that the terms of his French employment contract will not be applicable while he serves as the Company’s Senior Vice President and President, Ingram Micro Latin America. However, we agreed that in accordance with his French employment contract, Mr. Maquet or the Company (for any reason other than cause) is required to provide the other with six months notice prior to termination. We also agreed that should Mr. Maquet be terminated for any reason other than cause during his assignment, Ingram Micro will repatriate Mr. Maquet and his family to France under similar relocation terms and conditions. In addition, the Company agreed that severance benefits under his original French employment contract would be reinstated and he would be provided severance pay equal to thirty months of average salary (defined as base salary and target bonus), which amount will be increased by one month of average salary for every year of service after January 1, 2007.

Ingram Micro has no other special, one-time, nonrecurring, or other compensation payments or arrangements with any NEO.

Impact of Macro-economic Environment	Base Pay. The Committee met in November 2008 and in consideration of the overall state of the economy approved no increase in base salary to any executive officer. This was consistent with the Company’s decision not to increase base salaries for any executives except where mandated by law.

Annual Executive Incentive Award Program. In February 2009, the Committee approved increasing Mr. Spierkel’s 2009 target to 150% of his base salary to more closely reflect peer opportunities for total compensation. Mr. Spierkel’s total compensation lags behind the comparable position with the peer group and the Committee wanted to reward him if the Company meets it performance targets. There were no changes to any other NEO.

Equity-Based Long-Term Incentive Award Programs. The Committee decided to delay the normal grants from January to March 2009 to review a redesign of the equity program considering the economic environment. For the equity grants, the dollar value for the NEOs, including our CEO, was reduced from a range of 160% to 400%, to a range of 144% to 360% of their respective salary range midpoints to better align the award value with those of their peers in our comparator group of companies and to keep stock dilution to a competitive level.

Internal Revenue Code Section 162(m) Policy

The Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee’s overall compensation philosophy and objectives. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Committee believes that such compensation is appropriate, consistent with the Committee’s philosophy and in our and our stockholders’ best interests.

The Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Internal Revenue Code Section 162(m). Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Internal Revenue Code Section 162(m).

Internal Revenue Code Section 409A

Section 409A requires programs that allow executives to defer a portion of their current income — such as Ingram Micro’s nonqualified deferred compensation arrangements — to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations).

Section 409A requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A. Pursuant to that regulatory guidance, we have amended our plans and arrangements to either make them exempt from or have them comply with Section 409A.

Accounting Standards

FAS 123R requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, restricted stock units and performance shares under the 2003 Plan are accounted for under FAS 123R. The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to the 2003 Plan and equity award programs thereunder. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Recoupment Policy

Ingram Micro has instituted a policy that stipulates that if an executive officer receives any severance payments or other benefits under the Executive Officer Severance Policy and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company prior to the effective date, the executive officer shall reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been made if the executive officer’s employment had been terminated by the Company for “cause” with interest at the U.S. Prime Rate as published by Bloomberg Finance L.P., compounded annually, from the date such payments or benefits were made until the date of repayment.

Information About the Human Resources Committee of our Board of Directors and Its Practices

Committee Composition. The Committee is comprised entirely of independent directors. Its primary responsibilities are to set all executive officer compensation levels. In doing so, it establishes Ingram Micro’s executive compensation strategy, approves compensation program designs, establishes incentive goals, reviews and approves all cash and equity compensation awards for each executive officer, and monitors the overall use of equity for compensation programs at all organizational levels. The Committee also reviews a broad range of human resource programs, including management development and succession planning programs, which comprises approximately 20% of its work. The Committee also approves compensation for our Section 16 officers.

Outside Advisors. The Committee’s executive compensation advisor in 2008 was Cook, an independent executive compensation consulting firm which reports solely to the Committee. No member of the Committee or any NEO has any affiliation with Cook. The Committee periodically seeks input from Cook on a range of external market factors, including evolving executive compensation trends and general observations on the Company’s executive compensation programs. Cook also advises the Governance Committee of the Board of Directors on Board compensation matters for non-executive Board members. Cook provides no other services to the Company.

In addition, management engaged Hewitt, an independent human resources consulting firm, to prepare an executive compensation study that would provide objective, third-party market data on various executive compensation components, programs, and trends. The Committee asked Cook to review the Hewitt report and provide specific recommendations for consideration by the Committee.

Management Input to the Committee. The Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The Ingram Micro Human Resources, Finance, and Legal departments work with the Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our CEO, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, Senior Vice President, Secretary and General Counsel, and Senior Vice President of Human Resources attend Committee meetings. In addition, the Committee frequently meets in executive session with no members of management present.

In addition, our CEO makes specific recommendations on the pay levels of subordinate executive officers and can make suggestions for the establishment of new or modification of existing executive compensation program designs. However, the Committee makes all final decisions regarding executive compensation matters.

Committee Meetings. Generally, at the last Committee meeting of each fiscal year, the following actions are reviewed and approved:

•	Base pay levels for the executive officers and our CEO to be effective the first full pay period of the next fiscal year.

•	The general design and metrics for the annual Executive Incentive Award Program (annual bonus) for the next fiscal year and the target incentive award value for each executive officer as a percentage of their base salary paid during the fiscal year. Actual threshold, target, and maximum performance goals are determined by the Committee in January of the new fiscal year following approval of the Company’s annual operating plan by our Board of Directors.

•	The Performance Share Program (performance-vesting restricted stock units) design and metrics for the three-year measurement period commencing the next fiscal year. Actual threshold, target, and maximum performance goals are established by the Committee based on the Company’s three-year strategic plan approved by our Board of Directors and various historical external market comparison factors.

•	The equity award values to be granted as stock options and performance restricted stock units for each executive officer and our CEO in January of the next fiscal year.

•	The actual number of stock options and performance-vesting restricted stock units to be awarded is determined by procedures and calculations previously adopted by the Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee had any “interlock” relationship to report during our fiscal year ended January 3, 2009.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our NEOs who served in such capacities as of January 3, 2009 for services rendered to us during the fiscal year ended January 3, 2009.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(1)	Year	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)	($)(6)	($)

Gregory M.E. Spierkel	2008	$850,000	$—	$(1,139,247)	$1,698,607	$—	$—	$32,702	$1,442,062
Chief Executive Officer	2007	800,000	—	794,418	1,463,729	1,399,795	—	22,986	4,480,928
	2006	728,000	2,500,000	344,829	1,091,851	1,077,324	—	792,124	6,534,128

William D. Humes	2008	500,000	—	(406,023)	561,142	—	—	13,100	668,219
Executive Vice President and	2007	455,000	—	274,849	536,668	612,627	—	11,975	1,891,119
Chief Financial Officer	2006	430,000	—	131,174	383,069	449,509	—	12,797	1,406,549

Keith W.F. Bradley	2008	510,000	—	54,486	560,448	84,591	—	15,221	1,224,746
Executive Vice President and
President, Ingram Micro North
America

Shailendra Gupta	2008	459,485	—	(137,083)	283,903	522,518	—	276,253	1,405,076
Executive Vice President and
President, Ingram Micro Asia
Pacific

Alain Maquet	2008	542,160	—	(396,776)	396,548	411,857	—	342,829	1,296,618
Senior Vice President and	2007	487,104	—	319,143	540,239	660,652	—	692,745	2,699,883
President, Ingram Micro Latin	2006	422,587	—	77,633	275,847	482,715	—	217,787	1,476,569
America

(1)	Alain Monié, our President and Chief Operating Officer, is not one of the NEOs for fiscal year 2008. As the Company did not meet its minimum threshold for PT (see page 24 under “Compensation Discussion and Analysis”), no bonus was paid to the corporate officers and his total compensation fell below the regional officers who were paid a bonus.

(2)	Salary — This information provided is as of the last payroll period ending prior to or with the end of our fiscal year ended January 3, 2009.

• Mr. Gupta’s 2008 salary of S$650,000 has been converted to U.S. dollars for reporting purposes using the 2008 fiscal year average exchange rate as of January 3, 2009 of SGD 1 = US$0.7069. Mr. Gupta was not an NEO in 2007 or 2006.

• Mr. Maquet’s 2008, 2007 and 2006 salary was earned in Euros, but paid in U.S. dollars. For 2008 his annual salary of Euros 370,000 was converted to U.S. dollars based on the Corporate Treasury exchange rate on each payroll date, with the total U.S. dollar amount reported here. Mr. Maquet’s 2007 and 2006 salary was converted to U.S. dollars using the 2007 fiscal year average exchange rate as of December 29, 2007 of Euro 1.00 = US$1.3719 and the 2006 fiscal year average exchange rate as of December 30, 2006 of Euro 1.00 = US$1.2577, respectively.

(3)	Stock Awards reflect the compensation expense for the annual performance shares awarded on January 2, 2008, January 3, 2007 and January 3, 2006. Compensation expense is recognized over the 3-year performance measurement period in accordance with FAS 123R and reflects the grant-date fair value of the shares and the estimated number of shares to be issued based on expected performance achievement. In 2008, as a result of the significant downturn in the economy and its impact on our business, we currently believe it is remote that a minimum performance level necessary for payment under each grant will be achieved and, accordingly, have reversed the compensation expense previously recognized under these plans. In 2007 and 2006, the compensation expense reflected the Company’s prior estimates of the performance level expected to be achieved for both the 2006 and 2007 grants based on the market outlook at those times.

Mr. Bradley was granted additional performance shares on January 2, 2008 in recognition of his expanded responsibilities for a specific business process improvement project. He was also granted time vesting restricted stock units on January 3, 2007 in recognition of his dedication and achievements as President of the North America region.

Mr. Maquet is deemed eligible for retirement under the terms of the 2008 and 2007 stock award agreements and as a result, the awards are fully expensed over twelve months from the date of grant. Accordingly, all compensation expense for the 2008 and 2007 grants of stock awards was recognized in fiscal years 2008 and 2007, respectively.

(4)	Stock options were awarded on January 2, 2008, January 3, 2007, July 3, 2006, and January 3, 2006 with an exercise price equal to the closing price of Ingram Micro shares as reported on the NYSE on the date of grant. The value of the stock options reported under the “Option Awards” heading above, represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal years 2008, 2007 and 2006, respectively, in accordance with FAS 123R, disregarding estimated forfeitures related to service-based vesting conditions. The assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Notes to Consolidated Financials Statements included in our Form 10-K for the year ended January 3, 2009, Notes 2 and 11 to our Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 29, 2007 and in Notes 2 and 12 to our Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 30, 2006, respectively.

Mr. Maquet is deemed eligible for retirement under the terms of the 2008 and 2007 stock option agreements and as a result, the options are fully expensed in the year he became retirement eligible. Accordingly, compensation expense for all 2008 and 2007 grants of stock options was recognized in fiscal year 2008 and 2007.

(5)	Non-Equity Incentive Plan Compensation — Fiscal year 2008 includes the earnings for the 2008 EIAP paid in March 2009. Mr. Gupta’s 2008 EIAP payment of $522,518 or SGD 739,168, has been converted to U.S. dollars using the 2008 fiscal year average exchange rate, as of January 3, 2009, of SGD 1 = US$0.7069. Mr. Maquet’s 2008 EIAP payment of $411,857 or EUR 280,423, has been converted to U.S. dollars using the 2008 fiscal year average exchange rate, as of January 3, 2009, of EUR 1 = US$1.4687.

Fiscal year 2007 includes the payments for both the 2007 Annual Executive Incentive Award Program (the “2007 EIAP”) and the 2005-2007 Long-Term Executive Cash Incentive Award Program (“2005 Cash LTIP”) award paid in March 2008. The amounts of such 2007 EIAP payments and 2005 Cash LTIP payments were as follows: Mr. Spierkel, $844,800 and $554,995, respectively; Mr. Humes, $336,336 and $276,291, respectively and Mr. Maquet, $384,447 or EUR 280,230 and $276,205, or EUR 201,323, respectively. Mr. Maquet’s 2007 EIAP and 2005 Cash LTIP payments were converted using the 2007 fiscal year average exchange rate as of December 29, 2007 of Euro 1.00 = US$1.3719. See “Compensation Discussion and Analysis — Elements of Compensation — Equity-Based Long-Term Incentive Award Programs” in our 2008 proxy statement for further information on payments under these programs.

Fiscal year 2006 includes the payments for both the 2006 Annual Executive Incentive Award Program (the “2006 EIAP”) and the June 2005-2006 Long-Term Executive Cash Incentive Award Program (“June 2005 Cash LTIP”) award paid in March and April 2007, respectively. The amounts of such 2006 EIAP payments and June 2005 Cash LTIP payments were as follows: Mr. Spierkel, $708,271 and $369,053, respectively; Mr. Humes, $302,140 and $147,369, respectively and Mr. Maquet, $333,904 or EUR 265,488 and $148,811 or EUR 113,571, respectively. Mr. Maquet’s 2006 EIAP payment was converted using the 2006 fiscal year average exchange rate as of December 30, 2006 of Euro 1.00 = US$1.2577. Mr. Maquet’s June 2005 Cash LTIP payment was converted using the 2007 fiscal year average exchange rate as of March 30, 2007 of Euro 1.00 = US$1.310292. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives” in our 2007 proxy statement for further information on payout under the June 2005 Cash LTIP.

(6)	All Other Compensation — The amounts in this column are itemized in the “All Other Compensation” table below where the total value of all perquisites and personal benefits is greater than $10,000.

All Other Compensation Table

		Company
		Contributions
		to Qualified			Foreign
		and Non-			Taxes
		Qualified	Health/Welfare	Expat	Paid/Tax	Relocation			Total All
		Savings Plan	Benefits	Compensation	Settlements	Expenses	Gross-ups	Misc	Other
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)	(g)	Compensation

Gregory M.E. Spierkel	2008	$21,250	$2,127	$—	$—	$—	$—	$9,325	$32,702
	2007	20,000	2,091	—	—	—	—	895	22,986
	2006	18,200	480	—	375,089	—	396,741	1,614	792,124
William D. Humes	2008	12,500	600	—	—	—	—	—	13,100
	2007	11,375	600	—	—	—	—	—	11,975
	2006	10,750	480	—	—	—	560	1,007	12,797
Keith W.F. Bradley	2008	12,750	1,989	—	—	—	151	331	15,221
Shailendra Gupta	2008	61,077	709	214,467	—	—	—	—	276,253
Alain Maquet	2008	12,606	—	85,325	109,666	2,610	113,500	19,122	342,829
	2007	15,027	118,500	84,015	74,363	2,711	346,683	51,446	692,745
	2006	15,104	105,544	62,805	(6,074)	2,701	10,176	27,531	217,787

(a)	Company Contributions to Qualified and Nonqualified Savings Plan — Includes employer contributions to retirement plans.

(b)	Health/Welfare Benefits — Includes executive physical examinations and executive long term disability insurance premiums. In order to continue Mr. Maquet’s French social benefits: social security, unemployment, disability insurance and other complimentary insurance while on assignment in the U.S., the Company provided these benefits to him under the terms of the French voluntary social insurance programs. In 2008 the Company determined that the total cost of these voluntary programs is less than the cost for the coverage had Mr. Maquet remained in France.

(c)	Expat Compensation — Includes housing, automobile, utilities, host country storage, parking, goods & services allowance, dependent education and home leave, as applicable.

(d)	Foreign Taxes Paid/Tax Settlements — Includes host country tax payments.

(e)	Relocation Expenses — Includes relocation allowance, travel to new location, temporary lodging and meals, home country storage, purchase or sale of home and shipment of household goods.

(f)	Gross-ups — Includes all amounts reimbursed during the fiscal year for the payment of taxes.

(g)	Misc — Includes dependent travel, tax preparation fees, home office expenses and exchange rate adjustments, as applicable.

Plan-Based Awards Granted in Last Fiscal Year

The following table provides information relating to plan-based awards granted to the NEOs during the fiscal year ended January 3, 2009.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL-YEAR 2008

									All Other	All Other
		Human							Stock	Option		Grant
		Resources	Estimated Future			Estimated Future			Awards:	Awards:	Exercise or	Date
		Committee	Payouts Under			Payouts Under			Number of	Number of	Base	Fair
		Meeting	Non-Equity Incentive			Equity Incentive			Shares of	Securities	Price of	Value of
		Dates	Plan Awards			Plan Awards			Stock or	Underlying	Option	Stock and
	Grant	Approving	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Options
Name	Date	Awards	$	$	$	#	#	#	#	#	($/Sh)	Awards

Gregory M.E. Spierkel	(1)1/2/08	11/06/2007	—	—	—	10,225	102,250	204,500	—	—	$—	$1,820,050
	(2)1/2/08	11/06/2007	—	—	—	—	—	—	—	287,370	17.80	1,665,453
			—	—	—	—	—	—	—	—	—	—

William D. Humes	(1)1/2/08	11/06/2007	—	—	—	2,761	27,608	55,216	—	—	—	491,422
	(2)1/2/08	11/06/2007	—	—	—	—	—	—	—	77,580	17.80	449,615
			—	—	—	—	—	—	—	—	—	—

Keith W. F. Bradley	(1)1/2/08	11/06/2007	—	—	—	2,761	27,608	55,216	—	—	—	491,422
	(2)1/2/08	11/06/2007	—	—	—	—	—	—	—	77,580	17.80	449,615
	(1)1/2/08	11/06/2007	—	—	—	4,750	9,500	14,250	—	—	—	169,100

Shailendra Gupta	(1)1/2/08	11/06/2007	—	—	—	1,611	16,107	32,214	—	—	—	286,705
	(2)1/2/08	11/06/2007	—	—	—	—	—	—	—	45,270	17.80	262,362
	(1)2/1/08	01/07/2008	—	—	—	1,055	10,543	21,086	—	—	—	191,988
	(2)2/1/08	01/07/2008	—	—	—	—	—	—	—	30,505	18.21	173,436

Alain Maquet	(1)1/2/08	11/06/2007	—	—	—	1,611	16,107	32,214	—	—	—	286,705
	(2)1/2/08	11/06/2007	—	—	—	—	—	—	—	45,270	17.80	262,362

(1)	In fiscal year 2008, Ingram Micro adopted the 2008 Executive Long-Term Performance Share Program (“2008 Performance Share Program”) pursuant to the 2003 Plan and the EIP. Performance-based restricted stock units (“RSUs”) were granted, under the 2008 Performance Share Program to reward achievement of goals that support increased shareholder value. These RSUs will be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and ROIC) over a three-year measurement period. If specific threshold performance levels are not met, no shares will be issued under this plan. This table provides information with respect to threshold, target, and maximum award amounts that may be awarded to each NEO under the 2008 Performance Share Program. Unless otherwise noted, target number of shares is based on 100% performance goal achievement. Achievement of threshold performance levels results in an award of 10% of the target award; the maximum award for over-achievement of performance goals is 200% of the target award. The performance is measured over a three-year period, from the beginning of our fiscal year 2008 (December 30, 2007) through the end of our fiscal year 2010 (January 1, 2011). The performance vesting RSUs were granted on January 2, 2008 and will be paid in shares of Ingram Micro stock following the end of the three-year performance period and determination by the Human Resources Committee of the Company’s performance against the pre-established performance goals.

Mr. Bradley received an additional grant of 9,500 performance vesting RSUs on January 2, 2008 pursuant to the 2003 Plan, in recognition of his expanded responsibility for a specific business process improvement project. For this grant, the target number of shares is based on 100% performance goal achievement related to such project. Achievement of threshold performance levels results in an award of 50% of the target award; the maximum award for over-achievement of performance goals is 150% of the target award. The performance is measured over a seventeen-month period, from the beginning of fiscal year 2008 (December 30, 2007) through June 1, 2009. Performance goal achievement will be based on the achievement of specific project goals.

Mr. Gupta received an additional grant on February 1, 2008 from the 2008 Performance Share Program pursuant to the 2003 Plan and the EIP, in recognition of his promotion to Executive Vice President and President, Ingram Micro Asia-Pacific. For Mr. Gupta’s February 1, 2008 grant, the target number of shares is based on 100% performance goal achievement. Achievement of threshold performance levels results in an award of 10% of the target award; the maximum award for over achievement of performance goals is 200% of the target award. The performance is measured over a three-year period, from the beginning of fiscal year 2008 (December 30, 2007) through the end of fiscal year 2010 (January 1, 2011).

(2)	Stock options granted on January 2, 2008 with an exercise price of $17.80 (equal to the closing price of our common stock on the NYSE on the same date) will vest in three equal annual installments beginning January 2, 2009, and will expire on January 1, 2018.

Stock options granted on February 1, 2008 with an exercise price of $18.21 (equal to the closing price of our common stock on the NYSE on the same date) will vest in three equal annual installments beginning February 1, 2009, and will expire on January 31, 2018.

The grant date fair values shown in the table were determined pursuant to the Black-Scholes options valuation model, using the following assumptions:

•	For options granted on January 2, 2008 — stock price volatility of 32.9% expected option life of 4.5 years, dividend yield of 0%, and risk free interest rate of 3.18%.

•	For options granted on February 1, 2008 — stock price volatility of 32.4%, expected option life of 4.5 years, dividend yield of 0%, and risk free interest rate of 2.62%.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table provides information relating to outstanding equity awards held by the NEOs at fiscal year end January 3, 2009.

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Gregory M.E. Spierkel:
	(1)	31,250	—	—	$11.6875	01/31/10	—	$—	—	$—
	(2)	61,443	—	—	17.3750	07/02/10	—	—	—	—
	(3)	74,400	—	—	16.4200	01/31/11	—	—	—	—
	(4)	82,170	—	—	14.3900	07/01/11	—	—	—	—
	(5)	77,610	—	—	17.9000	01/31/12	—	—	—	—
	(6)	68,010	—	—	13.0300	06/30/12	—	—	—	—
	(7)	93,570	—	—	11.3100	02/02/13	—	—	—	—
	(8)	127,080	—	—	11.0000	06/30/13	—	—	—	—
	(9)	59,400	—	—	16.6400	02/01/14	—	—	—	—
	(10)	37,239	—	—	17.2000	03/22/14	—	—	—	—
	(11)	103,320	—	—	14.0400	06/30/14	—	—	—	—
	(12)	83,340	—	—	18.7500	01/31/15	—	—	—	—
	(13)	91,890	—	—	15.5900	06/30/15	—	—	—	—
	(14)	95,670	—	—	19.5500	01/02/16	—	—	—	—
	(15)	62,320	31,160	—	18.4500	07/02/16	—	—	—	—
	(16)	143,840	71,920	—	20.7000	01/02/17	—	—	—	—
	(17)	95,790	191,580	—	17.8000	1/1/2018	—	—	—	—
	(18)	—	—	—	—	—	—	—	0	0
	(19)	—	—	—	—	—	—	—	60,785	849,774
	(20)	—	—	—	—	—	—	—	102,250	1,429,455

Total:		1,388,342	294,660						163,035	$2,279,229

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

William D. Humes:
	(2)	6,597	—	—	$17.3750	07/02/10	—	$—	—	$—
	(3)	7,980	—	—	16.4200	01/31/11	—	—	—	—
	(4)	4,410	—	—	14.3900	07/01/11	—	—	—	—
	(5)	25,350	—	—	17.9000	01/31/12	—	—	—	—
	(6)	9,800	—	—	13.0300	06/30/12	—	—	—	—
	(21)	7,350	—	—	12.3500	12/30/12
	(7)	10,110	—	—	11.3100	02/02/13	—	—	—	—
	(8)	20,000	—	—	11.0000	06/30/13	—	—	—	—
	(9)	17,100	—	—	16.6400	02/01/14	—	—	—	—
	(22)	3,126	—	—	18.9800	02/26/14	—	—	—	—
	(11)	12,460	—	—	14.0400	06/30/14	—	—	—	—
	(23)	8,541	—	—	16.5700	10/12/14	—	—	—	—
	(12)	25,410	—	—	18.7500	01/31/15	—	—	—	—
	(24)	8,775	—	—	16.8000	03/31/15	—	—	—	—
	(13)	47,370	—	—	15.5900	06/30/15	—	—	—	—
	(14)	36,390	—	—	19.5500	01/02/16	—	—	—	—
	(15)	23,700	11,850	—	18.4500	07/02/16	—	—	—	—
	(16)	45,340	22,670	—	20.7000	01/02/17	—	—	—	—
	(17)	25,860	51,720	—	17.8000	01/01/18	—	—	—	—
	(18)	—	—	—	—	—	—	—	0	0
	(19)	—	—	—	—	—	—	—	19,159	267,843
	(20)	—	—	—	—	—	—	—	27,608	385,960

Total:		345,669	86,240						46,767	$653,803
Keith W.F. Bradley:
	(3)	15,600	—	—	$16.4200	01/31/11	—	$—	—	$—
	(5)	19,770	—	—	17.9000	01/31/12	—	—	—	—
	(9)	20,850	—	—	16.6400	02/01/14	—	—	—	—
	(25)	3,500	—	—	17.6600	03/18/14	—	—	—	—
	(26)	5,760	—	—	20.0000	01/02/15	—	—	—	—
	(12)	42,960	—	—	18.7500	01/31/15	—	—	—	—
	(13)	47,370	—	—	15.5900	06/30/15	—	—	—	—
	(14)	36,390	—	—	19.5500	01/02/16	—	—	—	—
	(15)	23,700	11,850	—	18.4500	07/02/16	—	—	—	—
	(16)	45,340	22,670	—	20.7000	01/02/17	—	—	—	—
	(17)	25,860	51,720	—	17.8000	01/01/18	—	—	—	—
	(27)	—	—	—	—	—	48,686	680,630	—	—
	(18)	—	—	—	—	—	—	—	0	0
	(19)	—	—	—	—	—	—	—	19,159	267,843
	(20)	—	—	—	—	—	—	—	27,608	385,960
	(28)	—	—	—	—	—	—	—	9,500	132,810

Total:		287,100	86,240				48,686	$680,630	56,267	$786,613

		Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name		Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Shailendra Gupta:
	(29)	12,374	—	—	$19.2400	11/29/14	—	$—	—	$—
	(14)	9,600	—	—	19.5500	01/02/16	—	—	—	—
	(15)	6,440	3,220	—	18.4500	07/02/16	—	—	—	—
	(16)	16,320	8,160	—	20.7000	01/02/17	—	—	—	—
	(30)	2,297	4,595	—	20.2100	07/31/17	—	—	—	—
	(17)	15,090	30,180	—	17.8000	01/01/18	—	—	—	—
	(31)	0	30,505	—	18.2100	01/31/18	—	—	—	—
	(18)	—	—	—	—	—	—	—	0	0
	(32)	—	—	—	—	—	—	—	1,852	25,891
	(33)	—	—	—	—	—	—	—	10,543	147,391
	(19)	—	—	—	—	—	—	—	6,894	96,378
	(32)	—	—	—	—	—	—	—	1,715	23,976
	(20)	—	—	—	—	—	—	—	16,107	225,176
	(33)	—	—	—	—	—	—	—	3,421	47,826

Total:		62,121	76,660						40,538	$566,638
Alain Maquet:
	(8)	46,380	—	—	$11.0000	06/30/13	—	—	—	$—
	(9)	22,470	—	—	16.6400	08/02/13	—	—	—	—
	(11)	21,870	—	—	14.0400	01/01/14	—	—	—	—
	(12)	15,090	—	—	18.7500	08/01/14	—	—	—	—
	(34)	6,880	—	—	18.1000	02/28/15	—	—	—	—
	(14)	21,540	—	—	19.5500	01/02/16	—	—	—	—
	(15)	14,020	7,010	—	18.4500	07/02/16	—	—	—	—
	(16)	26,840	13,420	—	20.7000	01/02/17	—	—	—	—
	(17)	15,090	30,180	—	17.8000	01/01/18
	(18)	—	—	—	—	—	—	—	0	0
	(19)	—	—	—	—	—	—	—	11,339	158,519
	(20)	—	—	—	—	—	—	—	16,107	225,176

Total:		190,180	50,610						27,446	$383,695

(1)	Options granted on February 1, 2000 became exercisable in 3 equal annual installments beginning February 1, 2001.

(2)	Options granted on July 3, 2000 became exercisable in 3 equal annual installments beginning July 3, 2001.

(3)	Options granted on February 1, 2001 became exercisable in 3 equal annual installments beginning February 1, 2002.

(4)	Options granted on July 2, 2001 became exercisable in 3 equal annual installments beginning July 2, 2002.

(5)	Options granted on February 1, 2002 became exercisable in 3 equal annual installments beginning February 1, 2003.

(6)	Options granted on July 1, 2002 became exercisable in 3 equal annual installments beginning July 1, 2003.

(7)	Options granted on February 3, 2003 became exercisable in 3 equal annual installments beginning February 3, 2004.

(8)	Options granted on July 1, 2003 became exercisable in 3 equal annual installments beginning July 1, 2004.

(9)	Options granted on February 2, 2004 became exercisable in 3 equal annual installments beginning February 2, 2005.

(10)	Options granted on March 23, 2004 became exercisable in 3 equal annual installments beginning March 23, 2005.

(11)	Options granted on July 1, 2004 became exercisable in 3 equal annual installments beginning July 1, 2005.

(12)	Options granted on February 1, 2005 became exercisable in 3 equal annual installments beginning February 1, 2006.

(13)	Options granted on July 1, 2005 became exercisable in 3 equal annual installments beginning July 1, 2006.

(14)	Options granted on January 3, 2006 became exercisable in 3 equal annual installments beginning January 3, 2007.

(15)	Options granted on July 3, 2006 become exercisable in 3 equal annual installments beginning July 3, 2007.

(16)	Options granted on January 3, 2007 become exercisable in 3 equal annual installments beginning January 3, 2008.

(17)	Options granted on January 2, 2008 become exercisable in 3 equal annual installments beginning January 2, 2009.

(18)	In fiscal year 2006, Ingram Micro adopted the 2006 Performance Share Program pursuant to the 2003 Plan and the EIP. Performance-vesting RSUs were granted under this program, to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and ROIC) over a three-year measurement period. Since specific threshold performance levels were not met, no shares will be issued under this plan.

(19)	In fiscal year 2007, Ingram Micro adopted the 2007 Performance Share Program pursuant to the 2003 Plan and the EIP. Performance-based RSUs were granted under this program, to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and ROIC) over a three-year measurement period. If specific threshold performance levels are not met, no shares will be issued under this plan. Performance vested restricted stock units granted on January 3, 2007; number represents vesting upon achievement of 100% of target. Payout value is based upon the closing price ($13.98) of Ingram Micro stock on the last trading day of the fiscal year (January 2, 2009); however probability of payout/vesting is considered remote.

•	Target at 100% for Mr. Spierkel is 60,785 units and at maximum of 200% of target is 121,570 units.

•	Target at 100% for Messrs. Humes and Bradley is 19,159 units and at maximum of 200% of target is 38,318 units.

•	Target at 100% for Mr. Gupta is 6,894 units and at maximum of 200% of target is 13,788 units.

•	Target at 100% for Mr. Maquet is 11,339 units and at maximum of 200% of target is 22,678 units.

(20)	In fiscal year 2008, Ingram Micro adopted the 2008 Performance Share Program pursuant to the 2003 Plan and the EIP. Performance-vesting RSUs were granted under this program, to reward achievement of goals that support increased shareholder value, which would be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and ROIC) over a three-year measurement period. If specific threshold performance levels are not met, no shares will be issued under this plan. Performance vested restricted stock units granted on January 2, 2008; number represents vesting upon achievement of 100% of target. Payout value is based upon the closing price ($13.98) of Ingram Micro stock on the last trading day of the fiscal year (January 2, 2009), however probability of payout/vesting is considered remote.

•	Target at 100% for Mr. Spierkel is 102,250 units and at maximum of 200% of target is 204,500 units.

•	Target at 100% for Messrs. Humes and Bradley is 27,608 units and at maximum of 200% of target is 55,216 units.

•	Target at 100% for Messrs. Gupta and Maquet is 16,107 units and at maximum of 200% of target is 32,214 units.

(21)	Options granted on December 31, 2002 became exercisable in 3 equal annual installments beginning December 31, 2003.

(22)	Options granted on February 27, 2004 became exercisable in 3 equal annual installments beginning February 27, 2005.

(23)	Options granted on October 13, 2004 became exercisable in 3 equal annual installments beginning October 13, 2005.

(24)	Options granted on April 1, 2005 became exercisable in 3 equal annual installments beginning April 1, 2006.

(25)	Options granted on March 19, 2004 became exercisable in 3 equal annual installments beginning March 19, 2005.

(26)	Options granted on January 3, 2005 became exercisable in 3 equal annual installments beginning January 3, 2006.

(27)	Time vesting restricted stock units granted to Mr. Bradley on January 3, 2007 in recognition of his dedication and achievements as President of the North America Region. The shares will vest 100% on January 3, 2010. Payout value is based upon the closing price ($13.98) of Ingram Micro stock on the last trading day of the fiscal year (January 2, 2009).

(28)	Performance vesting restricted stock units granted to Mr. Bradley on January 2, 2008 pursuant to the 2003 Plan, in recognition of his expanded responsibility for a specific business process improvement project. The number represents vesting upon achievement of 100% of target. Payout value is based upon the closing price ($13.98) of Ingram Micro stock on the last trading day of the fiscal year (January 2, 2009).

(29)	Options granted on November 30, 2004 became exercisable in 3 equal annual installments beginning November 30, 2005.

(30)	Options granted on August 1, 2007 became exercisable in 3 equal annual installments beginning August 1, 2008.

(31)	Options granted on February 1, 2008 become exercisable in 3 equal annual installments beginning February 1, 2009.

(32)	Performance vesting restricted stock units granted to Mr. Gupta on August 1, 2007, in recognition of his promotion to Senior Vice President and President of the Asia Pacific Region under the 2007 Performance Share Program (1,852 units at achievement of 100% of target, 3,704 units at maximum of 200% of target) and under the 2006 Performance Share Program (1,715 units at achievement of 100% of target, 5,145 units at maximum of 300% of target). Payout value is based upon the closing price ($13.98) of Ingram Micro stock on the last trading day of the fiscal year (January 2, 2009); however probability of payout/vesting under both programs is considered remote.

(33)	Performance vesting restricted stock units granted to Mr. Gupta on February 1, 2008, in recognition of his promotion to Executive Vice President and President, Ingram Micro Asia-Pacific, under the 2008 Performance Share Program (10,543 units at achievement of 100% of target, 21,086 units at maximum of 200% of target) and under the 2006 Performance Share Program (3,421 at achievement of 100% of target, 10,263 units at maximum of 300% of target). Payout value is based upon the closing price ($13.98) of Ingram Micro stock on the last trading day of the fiscal year (January 2, 2009); however probability of payout/vesting is considered remote.

(34)	Options granted on March 1, 2005 became exercisable in 3 equal annual installments beginning March 1, 2006.

OPTION EXERCISES AND STOCK VESTED INFORMATION FOR 2008

The following table provides information relating to option exercises by the NEOs for the period December 30, 2007 through January 3, 2009. No stock awards vested during such period.

Option Awards
Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Gregory M.E. Spierkel	—	$—
William D. Humes	—	—
Keith W.F. Bradley	—	—
Shailendra Gupta	9,642	39,376
Alain Maquet	18,680	80,511

(1)	Value realized is calculated based on the difference between the fair market value of a share of the Company’s common stock on the day of exercise and the exercise price.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

The following table provides information relating to nonqualified deferred compensation balances and contributions of the NEOs for the period indicated.

					Aggregate
	Executive	Registrant		Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions in		Earnings in	Distributions in	Balance at
Name	2008 ($)(1)	2008 ($)(1)		2008 ($)(5)	2008 ($)	End of 2008 ($)

Gregory M.E. Spierkel	$141,986	$16,346	(2)	$(162,293)	—	$320,873
William D. Humes	124,487	9,864	(3)	(159,469)	—	355,345
Keith W.F. Bradley	127,872	10,061	(4)	(154,463)	—	435,581
Shailendra Gupta	—	—		—	—	—
Alain Maquet	—	—		—	—	—

(1)	Executive officers who are paid on the U.S. payroll may participate in the Supplemental Plan, a defined contribution plan providing deferred compensation. The Supplemental Plan, in general, operates to restore 401(k) plan benefits, including Company matching contributions that were reduced or limited by IRS regulations. Under terms of the Supplemental Plan, participants may elect to defer up to 50% of their base salary and annual bonus, when combined with their 401(k) plan deferral. In conformance with Section 409A, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. In 2008, the Company’s matching contribution was equal to 50% of the first 5% of eligible compensation deferred to the 401(k) and Supplemental Plans. Participants may elect to have earnings, or losses, credited to their Supplemental Plan account as if these accounts were invested in the various investment options available under the Company’s 401(k) Plan, but excluding investment in the Ingram Micro Stock Fund. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are available for disbursement to participants upon their termination of employment with the Company. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10 or 15 years.

(2)	Company matching contributions of $16,346, $15,385 and $15,400, respectively, have also been reported under “All Other Compensation” for Mr. Spierkel on the “Summary Compensation Table” elsewhere in this proxy statement and in the Company’s 2007 and 2006 proxy statement.

(3)	Company matching contributions of $9,864, $8,976 and $8,483, respectively, have also been reported under “All Other Compensation” for Mr. Humes on the “Summary Compensation Table” elsewhere in this proxy statement and in the Company’s 2007 and 2006 proxy statement.

(4)	Company matching contributions of $10,061 have also been reported under “All Other Compensation” for Mr. Bradley on the “Summary Compensation Table” elsewhere in this proxy statement.

(5)	Aggregate Earnings in 2008 reflects losses for each NEO as a result of fees and change in market value during 2008.

POTENTIAL PAYMENTS UPON TERMINATION

Ingram Micro has entered into certain agreements and has an Executive Officer Severance Policy that will require Ingram Micro to provide compensation to NEOs of Ingram Micro in the event of retirement and/or termination of employment with Ingram Micro.

The chart below describes the termination clauses of each compensation program as well as any payments under the Executive Officer Severance Policy assuming the last date of employment for the NEO was the end of Ingram Micro’s fiscal year, January 3, 2009. These terms apply to all NEOs except those covered under individual agreements which are explained later in this section.

		Long-Term Incentives —	Long-Term Incentive —
	Short Term Incentive[1]	Performance Shares	Stock Options	Severance Pay[2]
Change In Control	Nil	Award shall immediately be cancelled	60 or 90 days to exercise vested options, in accordance with applicable stock option agreement, all unvested options are cancelled.	Nil

Termination For Cause	Nil	Award shall immediately be cancelled	60 or 90 days to exercise vested options, in accordance with applicable stock option agreement, granted before May 30, 2003. All other vested and unvested options are cancelled. The Human Resources Committee, at its sole discretion, may cancel vested but, unexercised options.	Nil

Voluntary Termination	Any earned payment based on actual 2008 Company performance under the terms of the 2008 Annual Executive Incentive Award Program.	Award shall immediately be cancelled	60 or 90 days to exercise vested stock options, in accordance with applicable stock option agreement, all unvested options are cancelled.	Nil

Retirement[3]	Any earned payment based on actual 2008 Company performance under the terms of the 2008 Annual Executive Incentive Award Program.
Awards granted before, January 1, 2007: Earned award, if any, shall be prorated based on the number of full months of employment during the
3-year performance measurement period.

Awards granted after January 1, 2007: The number of units granted during retirement year will
			Options granted before January 1, 2007: executive has 5 years to exercise vested options; unvested options are cancelled. Options granted after January 1, 2007: The number of options granted during retirement year will be prorated based on the	Nil

		Long-Term Incentives —	Long-Term Incentive —
	Short Term Incentive[1]	Performance Shares	Stock Options	Severance Pay[2]
		be prorated based on the number of full months of service following the grant divided by 12. The restrictions on these and all other awards previously granted will lapse in accordance with the original grant agreement.	number of full months of service following the grant divided by 12. Such options and all other unvested options will continue to vest in accordance with the original vesting schedules. Executive has 5 years following the date of retirement to exercise any vested option, provided the option period does not expire first.

Involuntary Not for Cause Termination	Any earned payment based on actual 2008 Company performance under the terms of the 2008 Annual Executive Incentive Award Program.	Awards will be prorated based on the number of full months of service following the grant date through the termination date divided by 36 (with a minimum 12 months participation required). The restrictions on awards will lapse according to the original grant agreement.	60 or 90 days to exercise vested stock options, in accordance with the applicable stock option agreement, all unvested options are cancelled.	Executives with less than 12 years of service: Payment equal to the sum of their annual base salary and target annual bonus in effect on termination date. Executives with more than 12 years of service: Payment equal to the number of full years of service times one-twelfth of the sum of the annual base salary and target annual bonus in effect on termination date.

Death	Any earned payment based on actual 2008 Company performance under the terms of the 2008 Annual Executive Incentive Award Program.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period.	All unvested options immediately vest and estate has one to five years to exercise unless the options expire first.	Nil

Disability	Any earned payment based on actual 2008 Company performance under the terms of the 2008 Annual Executive Incentive Award Program.	Eligible for full award payment, if any, based on the Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period.	All unvested options immediately vest and executive has one to five years to exercise, in accordance with the applicable stock option agreement, unless the options expire first.	Nil

(1)	Payment to be calculated and paid on the same basis and same time as the annual bonus payments made to actively employed Ingram Micro executives.

(2)	Payable in a lump sum cash payment within 60 days after the Effective Date of the termination.

(3)	Prior to January 1, 2007, the definition of retirement for long-term equity incentives under the 2003 Plan is 50 years of age and a minimum of five years of service. Effective January 1, 2007, the definition of retirement under the 2003 Plan was amended to provide that normal retirement is defined as age 65 or greater with five or more years of service and early retirement is defined as age 55 or greater with 10 or more years of service.

For purposes of this analysis, we assumed:

a. the last date of employment for the NEO is the end of our fiscal year, January 3, 2009;

b. annual base salary at termination is equal to salary as of January 3, 2009;

c. annual target incentive at termination equal to target incentive as of January 3, 2009;

d. estimated value of equity holdings is based on the closing price of our stock ($13.98) on January 2, 2009 (last trading day of our fiscal year).

As a result of these assumptions, the amount of compensation payable to each NEO in each potential situation is listed in the table below:

PAYMENTS UPON TERMINATION TABLE

		Long-Term Incentives				Benefits & Perquisites
	Short	2006	2007	2008			Life			Repatriation/	Tax Gross-
	Term	Performance	Performance	Performance	Time-Vested	Severance	Insurance	Disability		Relocation	Up on
	Incentive	Shares	Shares	Shares	RSU’s	Pay	Proceeds	Benefits	Outplacement	Expense	Perquisites	Total

Gregory M.E. Spierkel
Voluntary Termination	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Retirement	—	—	—	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	—	—	—	—	—	1,912,500	—	—	20,000	—	—	1,932,500
Death	—	—	—	—	—	—	1,000,000	—	—	—	—	1,000,000
Disability	—	—	—	—	—	—	—	380,833	—	—	—	380,833
William D. Humes
Voluntary Termination	—	—	—	—	—	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	—	—	—	—	—	850,000	—	—	20,000	—	—	870,000
Death	—	—	—	—	—	—	836,336	—	—	—	—	836,336
Disability	—	—	—	—	—	—	—	319,744	—	—	—	319,744
Keith W.F. Bradley
Voluntary Termination	84,591	—	—	—	—	—	—	—	—	—	—	84,591
Retirement	—	—	—	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	84,591	—	—	—	—	867,000	—	—	20,000	—	—	971,591
Death	84,591	—	—	—	680,630	—	822,340	—	—	—	—	1,587,561
Disability	84,591	—	—	—	680,630	—	—	323,138	—	—	—	1,088,359
Shailendra Gupta(1)
Voluntary Termination	522,518	—	—	—	—	—	—	—	—	—	—	522,518
Retirement	—	—	—	—	—	—	—	—	—	—	—	—
Involuntary Not for Cause Termination	522,518	—	—	—	—	1,497,155	—	—	—	—	—	2,039,673
Death	522,518	—	—	—	—	—	1,696,560	—	20,000	—	—	2,219,078
Disability	522,518	—	—	—	—	—	—	70,690	—	—	—	593,208
Alain Maquet(2)
Voluntary Termination	424,463	—	—	—	—	—	—	—	—	—	7,185	431,648
Retirement	424,463	—	—	—	—	—	—	—	—	88,000	7,185	519,648
Involuntary Not for Cause Termination	424,463	—	—	—	—	2,246,132	—	—	20,000	88,000	7,185	2,785,780
Death	424,463	—	—	—	—	—	1,954,898	—	—	84,500	7,185	2,471,046
Disability	424,463	—	—	—	—	—	—	351,881	—	88,000	7,185	871,529

(1)	Payments listed for Mr. Gupta have been converted from Singapore dollars to U.S. dollars using the same exchange rate as stated in note 1 of the “Summary Compensation Table” elsewhere in this proxy statement.

Severance Pay assumes the Company provided Mr. Gupta the required 3 months notice prior to not for cause termination. If notice is not provided, base pay in lieu of notice will be added to payment. Based on his years of service, Mr. Gupta would be eligible for 23 months of base pay plus target annual bonus in the event of termination, not for cause.

Mr. Gupta’s Life Insurance proceeds are based on S$1,000,000 Group Term Life and S$1,400,000 personal accident coverage.

Upon Mr. Gupta’s disability, there would be an initial payment of up to S$100,000 or 10% of base salary, whichever is greater, payable after 90 days of temporary permanent disability.

(2)	Payments listed for Mr. Maquet have been converted from Euros to U.S. dollars using the same exchange rate as stated in note 2 of the “Summary Compensation Table” elsewhere in this proxy statement.

In addition to his 2008 EIAP payment, Mr. Maquet is eligible for his 2008 payment under the French profit sharing program and the resulting tax gross-up per his assignment if he terminates for any reason.

Under all termination conditions except For Cause and Voluntary termination, Mr. Maquet will also receive repatriation/relocation assistance for him and his immediate family including airfare, air shipment of personal affects, shipment of household goods, temporary living and storage of household goods under the terms and conditions similar to the relocation assistance he received when he relocated from France to the United States. In addition, Mr. Maquet will continue to receive coverage for tax preparation services and be tax equalized to France.

Based on his age and minimum years of service, Mr. Maquet is eligible for retirement under the pre-January 1, 2007 definition of retirement and eligible for early retirement under the post January 1, 2007 definition.

Severance pay assumes the Company provided Mr. Maquet the required 6 months notice prior to not for cause termination. If notice is not provided, base pay in lieu of notice will be added to payment. Under the terms of Mr. Maquet’s international assignment agreement from France to the United States, Mr. Maquet would be eligible for 32 months of base pay plus target annual bonus in the event of termination not for cause.

Death and Disability: Under the terms of Mr. Maquet’s international assignment agreement from France to the United States, Mr. Maquet retains his life and disability insurance from France. In the event of his death or permanent disability, his estate or Mr. Maquet would receive EUROS 1,331,040 under his French life and disability insurance.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 2 on the enclosed proxy card.

PwC served as Ingram Micro’s independent registered public accounting firm for the 2008 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2009 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2009. See “Report of the Audit Committee.”

The following fees were charged by PwC for 2008 and 2007 fiscal year services to Ingram Micro:

•	Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and internal controls pursuant to the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q filings, and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were (1) $7,750,000 for fiscal year 2008, of which $3,883,000 was billed by PwC in fiscal year 2008 and the balance will be billed by PwC in fiscal year 2009, and (2) $7,206,000 for fiscal year 2007, of which $3,802,000 was billed in fiscal year 2007 and the balance was billed in fiscal year 2008. The actual amounts that will be paid in fiscal year 2009 may be different due to the impact of foreign exchange at the time the actual bills are paid.

•	Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above for fiscal years 2008 and 2007 were $5,000 and $111,000, respectively, relating to agreed-upon or attestation procedures that are required to be delivered by the Company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities as well as consultations by the Company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies.

•	Tax Fees. PwC fees for services which were principally related to tax compliance and consulting matters were $23,000 in fiscal year 2008. These tax fees related to consultations on tax technical matters, including federal, state and local tax and foreign tax matters, and tax return preparation services. There were no tax fees in fiscal year 2007.

•	All Other Fees. There were no other services or related fees incurred or paid to PwC in both fiscal years 2008 and 2007.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.

The Audit Committee reviews its policy on audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm on an annual basis. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining specific pre-approval for each specific non-audit assignment.

The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, Ingram Micro’s management reports to the Audit Committee on a periodic basis, services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

ANNUAL REPORT

Our annual report for the fiscal year ended January 3, 2009, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated March 3, 2009, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended January 3, 2009 (with exhibits 31.1, 31.2, 32.1 and 32.2 only), as filed with the SEC will be sent to any shareholder without charge upon written request to Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2010 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 24, 2009.

Shareholders may wish to have a proposal presented at the annual meeting of shareholders in 2010, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting. Such proposals must be received by the Corporate Secretary by March 9, 2010.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President,
Secretary and General Counsel

April 21, 2009
Santa Ana, California

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 3, 2009.

Vote by Internet
•	Log on to the Internet and go to www.envisionreports.com/im
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class I Directors (Terms expiring in 2012):
		For	Withhold		For	Withhold		For	Withhold
	01 — John R. Ingram	☐	☐	02 — Dale R. Laurance	☐	☐	03 — Gerhard Schulmeyer	☐	☐

		For	Against	Abstain

2.	Ratification of selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year.	☐	☐	☐	*	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ingram Micro Inc.

ANNUAL MEETING OF SHAREHOLDERS
JUNE 3, 2009
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 6, 2009 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 3, 2009, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East St. Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1 AND 2. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.
If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by May 29, 2009.
Receive Proxy Materials Electronically
With your consent, we will send all future proxy voting materials to you by e-mail. To enroll to receive future proxy materials on-line if you are a registered holder, please go to www.computershare.com/us/ecomms.
(ITEMS TO BE VOTED APPEAR ON REVERSE SIDE)